                            ASSET PURCHASE AGREEMENT



                                  BY AND AMONG

                             SURGE COMPONENTS, INC.,

                             GDIS ACQUISITION CORP.,
          a wholly-owned Delaware subsidiary of Surge Components, Inc.,

                                    as Buyer,

                                       and

                              GLOBAL DATATEL, INC.,

                                    as Seller





                                December 8, 1999

                    EXHIBITS TO THE ASSET PURCHASE AGREEMENT
                          AMONG SURGE COMPONENTS, INC.,
                 GDIS ACQUISITION CORP. AND GLOBAL DATATEL, INC.



Exhibit No.           Description
-----------           -----------

3(b)                  Form of Escrow Agreement

3(d)(1)               Form of Employment Agreement

3(d)(2)               Form of Amendment to Levy and Lubman Employment Agreements

13(i)                 Form of Affiliate Agreement

14(f)                 Form of the Seller's Legal Opinion

14(s)                 Form of Non-Competition Agreement

16(c)                 Form of the Buyer's Legal Opinion

                    SCHEDULES TO THE ASSET PURCHASE AGREEMENT
                          AMONG SURGE COMPONENTS, INC.,
                 GDIS ACQUISITION CORP. AND GLOBAL DATATEL, INC.

Schedule No.               Description
------------               -----------

1                          Assets of Seller
3(d)(i)                    Employment Agreements
3(h)                       Use of Proceeds
4(b)                       The Excluded Assets
5(a)                       Assumed Liabilities
7(a)                       Exceptions to Title
7(d)                       Seller Subsidiaries
7(e)                       SEC Documents
7(i)                       Legal Proceedings; Claims
7(j)                       Trade Names and Trademarks, etc.
7(k)                       Patents, etc.
7(l)                       Material Agreements, Contracts, Commitments,
                               Obligations and Understandings
7(m)                       Violations or Restrictions
7(n)                       Court Orders and Decrees
7(p)                       Governmental Licenses, Permits, Etc.
7(q)                       Environmental Claims
7(r)                       Employee Benefit Plans
7(u)                       The Seller's Undisclosed Liabilities and Conditions
7(v)                       Compliance with Laws
7(x)                       Changes Outside of Ordinary Course
7(z)                       Non-Cancelable Labor Contracts
7(aa)                      Customer Lists
7(cc)                      Insurance
7(dd)                      Right's of Third Parties
8(e)                       Surge Subsidiaries
8(g)                       Surge Taxes
8(i)                       Surge Conflicts
13(i)                      Affiliate Agreements
14(s)                      Non-Competition Agreements

                            ASSET PURCHASE AGREEMENT

         ASSET PURCHASE AGREEMENT (the "Agreement") dated as of December 8, 1999 by and among Surge Components, Inc., a New York corporation ("Surge"), GDIS Acquisition Corp., a Delaware subsidiary of Surge (the "Buyer") and Global Datatel, Inc., a Nevada corporation (the "Seller").

                              W I T N E S S E T H:

         WHEREAS, the Buyer is a wholly-owned subsidiary of Surge;

         WHEREAS, Surge, the Buyer and the Seller have previously entered into a Merger Agreement and Plan of Organization, dated as of October 8, 1999 (the "Merger Agreement"), which the parties desire to terminate and replace with this Agreement, leaving the loan documents executed pursuant to the Merger Agreement in full force and effect;

         WHEREAS, the Seller has been engaged in providing to large system Latin American integration projects, and through eHola.com, a wholly-owned subsidiary, is a Latin American ISP multilingual portal (the "Business"), which Business shall cease as currently organized and be reconstituted as a new business of the Buyer; and

         WHEREAS, the Seller wishes to sell and the Buyer wishes to purchase all of the tangible and intangible assets associated with the Business (the "Assets"), and certain liabilities incurred by the Seller in the ordinary course of its Business (the "Assumed Liabilities" as defined below).

         NOW, THEREFORE, in consideration of the foregoing and the terms, conditions, representations, warranties and mutual covenants appearing in this Agreement, the parties hereto hereby agree as follows:

         Section 1. Sale and Purchase of Assets.

         (a) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (as hereinafter defined) effective as of the Effective Date (as hereinafter defined), the Seller shall sell, assign, transfer and deliver to the Buyer, and the Buyer shall purchase, acquire, accept and take possession of all of the Seller's right, title and interest in and to all of the Assets and Assumed Liabilities of the Seller (the "Acquisition") described in the Schedules attached to this Agreement, except for the Excluded Assets described in Section 4 below.

         (b) The Buyer shall not assume, accept or undertake nor be responsible for any obligations, commitments, duties, debts, or liabilities of any kind or nature whatsoever, other than the Assumed Liabilities as defined below in
Section 5, whether or not relating in any way to the operation of the Business whether known or unknown, absolute, accrued, contingent or otherwise, or whether due or to become due, arising out of events, transactions, or facts occurring on or prior to the Effective Date.

         Section 2. Purchase Price. In full consideration for the sale, transfer, conveyance, assignment and delivery of the Assets by the Seller to the Buyer and in reliance upon the representations and warranties made herein by the Seller and for other consideration set forth herein, the Buyer hereby agrees to pay to the Seller at the Closing (as hereinafter defined) a purchase price (the "Purchase Price") of 239,000 shares of Surge's Series A Redeemable Convertible Preferred Stock, $.001 par value ("Surge Class A Preferred Stock"). The common share exchange ratio shall be one hundred (100) shares of Seller's common stock for one (1) share of Surge Class A Preferred Stock. Following approval of Surge's stockholders, as described in Section 3(e) below, each share of Surge Class A Preferred Stock will automatically be converted into and shall vote on an as converted basis for 100 shares of Surge's Class B Common Stock.

         Surge's existing Common Stock, $.001 par value, shall be redesignated as "Class A Common Stock". The Class A Common Stock shall have the same rights and preferences and otherwise be the same as the existing Common Stock, except that the holders of each two shares of Class A Common Stock issued and outstanding after the Effective Date, subject to the terms and conditions of this Agreement, shall have the right to receive and become exchangeable for, one share of Class B Common Stock following the Effective Date. Other than the exchange ratio between the Class A and Class B Common Stock, the two classes shall be treated on a pari passu basis and have the same rights and preferences of each other, with each having one vote per share and sharing proportionately to their respective number of shares in dividends declared by Surge and in the assets of Surge upon liquidation or dissolution. It is expected that Surge's stockholders will approve a forward stock split as part of the recapitalization on the Effective Date. For purposes of this Agreement, all share and per share amounts on or after the Effective Date give pro forma effect to such proposed stock split. The Class B Common Stock when issued in exchange for the Surge Class A Preferred Stock shall be a tracking stock, intended to be separately listed on NASDAQ. The Surge Class A Preferred Stock and when issued, the Class B Common Stock shall represent only the assets of the Seller which are being purchased by the Buyer and the Business and financial condition of the Buyer after the Closing Date.

         Section 3. Description of Components of Purchase Price, Terms of the Acquisition and Securities of Surge, Buyer and Seller.

         (a) Payment of Purchase Price to the Seller at Closing.

         Upon the completion by the parties of their respective closing conditions under this Agreement (unless waived in writing by the parties hereto), the Buyer shall pay to the Seller the Purchase Price, payable in stock as described below, in exchange for delivery of the Assets at the Closing.

         (b) Purchase Price and other Securities to be Held in Escrow.

         At the Closing, Buyer shall deposit all 239,000 shares of Surge Class A Preferred Stock with the Escrow Agent in accordance with the form of Escrow Agreement attached as Exhibit 3(b). All of the shares held by the Escrow Agent, and any interest or dividends thereon, are referred to herein as the "Escrow Shares." The Escrow Shares shall be made available to Seller upon the completion of the Post-Closing audit and due diligence conditions defined as Post-Closing Compliance in Section 6(b) below. Upon shareholder approval, the Class B Common Stock shall have the same voting rights as the Class A Common Stock

         (c) [Intentionally left blank]

         (d) Employment Agreements; Non-Competition Agreements.

         In addition to the purchase and sale of the Assets as described above, prior to the Effective Date, each of the persons listed on Schedule 3(d)(i) shall have executed and delivered Employment Agreements with the Buyer in the form annexed hereto as Exhibit 3(d)(1); and Ira Levy and Steven Lubman each shall enter into an amendment to their Employment Agreements with Surge in the form annexed hereto as Exhibit 3(d)(2) and in accordance with the letter agreements dated October 8, 1999 executed by Messrs. Levy and Lubman with Surge and the Seller.

         (e) Effective Date of the Sale.

         The parties hereto agree that the Closing of the Acquisition shall be conditioned upon Surge and the Seller subsequently obtaining the required vote of their Shareholders at special meetings of shareholders (the "Special Meetings"), which shall be deemed the "Effective Date." The parties to this Agreement hereby agree to file with the Securities and Exchange Commission (the "SEC"), a joint proxy statement/prospectus to Seller's and Surge's shareholders as soon as possible following the Closing and use their best efforts to have it declared effective by the SEC promptly and thereafter hold the Special Meeting as soon as legally permitted to do so.

         (f) Treatment of Outstanding Surge Securities.

             (i) At the Effective Date, each two issued and outstanding shares of Surge Common Stock, designated as Class A Common Stock shall be convertible by the holders, at their sole discretion, into one share of Class B Common Stock.

             (ii) At the Effective Date, each unexercised Class A Common Stock Warrant (the "Class A Warrants") of Surge, exercisable at $5.00 per share, callable when the Class A

Common Stock trades at or above $7.00 per share and expiring on July 31, 2003 issued and outstanding at the Effective Date, subject to the terms and conditions of this Agreement, shall be exercisable at $5.00 per warrant for one share of Class B Common Stock and shall be callable if Class B Common Stock trades at or above $7.00 per share.

             (iii) each option to purchase shares of Surge Common Stock (the "Company Options") issued pursuant to Surge's 1995 Employee Stock Option Plan, as amended (the "Company Plan"), but exclusive of the 5,300,000 options granted in December 1998 in connection with the terminated merger with Orbit Network Inc. (the "Orbit Options"), all of which issued and outstanding Company Options are set forth on Schedule 3(f)(ii) hereto shall, at the Effective Date, except the Orbit Options as set forth below, maintain the same terms and conditions and in addition each two options shall be exercisable for one share of Class B Common Stock.

             (iv) The above-mentioned 5,300,000 Orbit Options shall become fully vested and exercisable at the Effective Date, conditioned upon shareholder approval, to acquire an aggregate of 5,300,000 registered shares of Class B Common Stock at $2.00 per option. All shares of Class B Common Stock issuable upon exercise of the Orbit Options shall be registered with the SEC on a Form S-8 Registration Statement at or before the Effective Date. As soon as practicable following the Effective Date, but in no event later than three (3) days following the Effective Date, Surge shall deliver to holders of Orbit Options, amended option agreements representing the right to acquire shares of Class B Common Stock and otherwise on the same terms and conditions as contained in the outstanding Orbit Options. Surge shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Class B Common Stock for delivery upon exercise of the Orbit Options in accordance with this Section 3(f).

         (g) Treatment of Seller Securities

             (i) each 100 issued and outstanding shares of Common Stock, $.001 par value, of Seller ("Seller's Common Stock") shall be converted into the right to receive one share of Surge Class A Preferred Stock, $.001 par value. Each stock certificate of Seller evidencing ownership of any such shares of Seller's Common Stock shall continue to evidence ownership of such shares of Common Stock;

             (ii) no fraction of a share of Surge Class A Preferred Stock (or underlying Class B Common Stock) will be issued, but in lieu thereof, each holder of shares of Seller's Common Stock who would otherwise be entitled to a fraction of a share of Surge Class A Preferred Stock (after aggregating all fractional shares of Surge Class A Preferred Stock to be received by such holder) shall be entitled to receive from Surge an amount of cash, without interest (rounded to the nearest whole cent), equal to the product of (i) such fraction, multiplied by, (ii) the average closing bid price of a share of Surge Common Stock for the five (5) consecutive trading days ending on the trading day immediately prior to the Effective Date, as reported on Nasdaq or any exchange on which the Surge Common Stock may then be traded. A fractional interest shall not entitle the owner thereof to vote such interest or to any other rights as a security holder with respect to such interest; and

             (iii) Seller has outstanding employee stock options to purchase 2,000,000 shares of Seller's Common Stock which are held by employees of Seller and its subsidiaries. These options are non-transferable other than to other employees of Seller and its subsidiaries and may not otherwise be assigned or hypothecated. These 2,000,000 Seller options shall be converted on the same 100 for 1 ratio set forth in subsection (1) above, into options to acquire Surge Class A Preferred Stock. All other options, warrants or other rights (collectively "Rights") to purchase Seller's Common Stock outstanding on the date hereof shall be terminated as of the Effective Date. Surge shall assume no obligations of the Seller arising with respect to the Rights not exercised prior to the Effective Date other than the 2,000,000 employee options described above.

         (h) Bridge Loan, Re-Payment of Loan and Future Cash Realized.

             (i) (A) The Seller has received a loan ("Bridge Loan") from Surge in the amount of $1,000,000 and evidenced by a subordinated convertible promissory note (the "Note") dated as of October 8, 1999. The Note is payable on June 1, 2000, however, pursuant to a letter dated December 1, 1999, Surge terminated the October 8, 1999 Merger Agreement and demanded repayment of the Note by January 1, 2000.

                 (B) The Bridge Loan is secured by a pledge (the "Pledge") by the Seller's President of the Seller's Common Stock pursuant to a Pledge Agreement dated as of October 8, 1999.

                 (C) The Bridge Loan is also secured by a Security Agreement from the Seller to Surge dated as of December 3, 1999, and evidenced by the filing of UCC-1 financing statements.

             (ii) Immediately following the execution of this Agreement, Surge will attempt to raise up to $5 million (the "Private Placement") based on the proposed acquisition of Seller. It is hereby agreed by Seller and Surge that the minimum proceeds of such offering shall be $1 million. As soon as $1 million in cleared funds is raised, Surge shall be entitled to remove such funds from escrow in satisfaction of the Bridge Loan. The balance of the net proceeds, after payment of offering expenses, will be used in accordance with the attached
Schedule 3(h). The Private Placement will also provide that as long as the Private Placement has not been terminated by Surge as of January 1, 2000 and Surge has not yet been repaid the $1 million Bridge Loan, it will not seek to enforce the rights and remedies and seek repayment of the Bridge Loan.

             (iii) In the event that the Bridge Loan has not been repaid and Surge is not otherwise seeking to enforce its rights and remedies, Surge shall be entitled to proceeds from the exercise of up to 3,479,600 outstanding Class A Warrants exercisable at $5.00 per share, as follows:

                   Surge will receive up to the first one million ($1,000,000) dollars (or such proportionately lesser amount if a portion of Bridge Loan has been repaid) plus accrued interest of any proceeds realized and thereafter Surge shall receive, on a pro rata basis with the Buyer, 28% of any net proceeds received, with the Buyer retaining 72% of any net proceeds received.

                   Surge shall have no obligations to fund the operations of Buyer or make any loans to Buyer other than the above-described payment of proceeds from Class A Warrant exercises. Surge will, however, cooperate with and assist the Board of Directors of Buyer in their efforts to seek financing for Buyer.

             (iv) In the event that this Agreement is terminated or the Acquisition is not completed for any reason as set forth in Section 20 herein, or the Bridge Loan has not been repaid by January 1, 2000, the Bridge Loan shall be repaid by the Seller in accordance with terms and conditions of the Note. In the event that the Note is not repaid in accordance with its terms, Surge shall have all rights and remedies of a secured creditor under the Uniform Commercial Code and shall be entitled to such other rights and remedies set forth in the Pledge Agreement, the Security Agreement and Registration Rights Agreement.

         (i) Surrender of Certificates.

             (i) Exchange Agent. Prior to the Effective Date, Surge shall designate a bank or trust company reasonably acceptable to the Seller to act as exchange agent (the "Exchange Agent") in the exchange (the "Exchange"). Surge and Seller shall jointly pay all charges and expenses of Exchange Agent. The Exchange Agent will be entrusted with exchanging the Seller's Common Stock for Surge's Class A Preferred Stock and Class B Common Stock.

             (ii) Surge to Provide Class B Common Stock. Upon the execution of this Agreement and the necessary filing(s) with the Secretary of State of New York, Surge shall deposit into an escrow account with the Exchange Agent for the benefit of the Seller's shareholders the aggregate number of shares of Surge Class A Preferred Stock (together with any dividends or distributions with respect thereto and cash to be paid pursuant to subsection g(iii) with respect to any fraction of a share of Surge Class A Preferred Stock) issuable pursuant to subsection 2 above in exchange for the shares of Seller's Common Stock. Upon the Effective Date and the conversion of the Class A Preferred Stock for Class B Common Stock, the Exchange Agent shall, pursuant to irrevocable instructions, deliver the aggregate number of shares of Class B Common Stock contemplated to be issued pursuant hereto out of such escrow account. The escrow account shall not be used for any other purpose.

             (iii) Exchange Procedures. Promptly after the Effective Date, the Exchange Agent shall cause to be mailed to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Date represented outstanding shares of Seller's Common Stock which, pursuant to the Exchange, were exchanged for Surge Class A Preferred Stock issued by Surge, pursuant to subsection 3(g), a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Surge may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Surge Class A Preferred Stock. Upon surrender of a Certificate to the Exchange Agent or to such other agent or agents as may be appointed by Surge, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Class B Common Stock, plus cash in lieu of fractional shares of Class B Common Stock, in accordance with subsection g(iii) above and the Certificate so surrendered shall forthwith be owned in the name of Surge. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the Class B Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect thereto for the account of persons entitled thereto. Until so surrendered, each outstanding Certificate that, prior to the Effective Date, represented shares of Seller's Common Stock will be deemed from and after the Effective Date, for all corporate purposes, to represent solely (i) ownership of the number of full shares of Class B Common Stock into which such Seller's securities shall have been so exchanged, and (ii) the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with subsection g(iii) above.

         (j) Distributions With Respect to Unexchanged Shares.

         No dividends or other distributions declared or made after the Effective Date with respect to Class B Common Stock with a record date after the Effective Date will be paid to the holder of any unsurrendered Certificate with respect to the shares of Class B Common Stock represented thereby until the holder of record of such Seller's Common Stock Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Class B Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Date theretofore paid with respect to such whole shares of Class B Common Stock.

         (k) No Liability.

         Notwithstanding anything to the contrary in this Section 3(k), none of the Exchange Agent, Surge or any party hereto shall be liable to a holder of Seller's securities or Surge securities for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

         (l) No Further Ownership Rights in Class B Common Stock.

         All shares of Class B Common Stock issued in exchange for shares of Seller's Common Stock in accordance with the terms hereof (including any cash paid in respect thereof) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Seller's Common Stock, and there shall be no further registration of transfers on the records of Surge of shares of Seller's Common Stock which were outstanding immediately prior to the Effective Date. If, after the Effective Date, Certificates are presented to the Seller for any reason, they shall be transferred to Surge.

         (m) Lost, Stolen or Destroyed Certificates.

         In the event any certificates evidencing shares of Seller's Common Stock shall have been lost, stolen or destroyed, Seller shall issue in exchange for such lost, stolen or destroyed certificates, upon receiving notice from the holder thereof at least five (5) days before the Effective Date and upon the making of an affidavit in such form as is acceptable to the Seller and the Exchange Agent of that fact by such holder, new shares of Seller's Common Stock; provided, however, the Seller, as a condition precedent to the issuance thereof, shall require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made with respect to the certificates alleged to have been lost, stolen or destroyed. Subsequent to the issuance of new shares of Seller's Common Stock, such shares shall be surrendered to the Exchange Agent in accordance with subsection (i)(iii).

         (n) Taking of Necessary Action; Further Action.

         If, at any time after the Effective Date, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Buyer with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Seller, the officers and directors of the Seller and the Buyer are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

         (o) Surge Board of Directors.

         The directors of Surge immediately prior to the Effective Date shall be the directors of Surge following the Effective Date, each to hold office for a term of three (3) years and otherwise in accordance with the Certificate of Incorporation and Bylaws of Surge. In addition, during such three (3) year period the Seller shall have the right to appoint one member of the Board of Directors of Surge. The officers of Surge and the Seller immediately prior to the Effective Date shall remain the respective officers of the companies, each to hold office for a term of three (3) years and in accordance with the Bylaws of Surge and the Seller, respectively.

         (p) Dissenting Shares

             (i) Notwithstanding any provision of this Agreement to the contrary, any shares of Seller's Common Stock held by a holder who has demanded and perfected appraisal or dissenters' rights for such shares in accordance with Nevada Law and who, as of the Effective Date, has not effectively withdrawn or lost such appraisal or dissenters' rights ("Dissenting Shares"), shall not be exchanged for Class B Common Stock pursuant to subsection (g)(i), but the holder thereof shall only be entitled to such rights as are granted by Nevada Law.

             (ii) Notwithstanding the provisions of subsection (i) above, if any holder of shares of Seller's Common Stock who demands appraisal of such shares under Nevada Law shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the later of the Effective Date and the occurrence of such event, such holder's shares shall be exchanged for Class B Common Stock and cash in lieu of fractional shares as provided in subsection (g)(iii), without interest thereon, upon surrender of the certificate representing such shares pursuant to subsection (i)(iii).

             (iii) The Seller shall give Surge (i) prompt notice of any written demands for appraisal of any shares of the Seller's Common Stock, withdrawals of such demands, and any other instruments served pursuant to Nevada Law and received by the Seller, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under Nevada Law. The Seller and Buyer shall not, except with the prior written consent of Surge voluntarily make any payment with respect to any demands for appraisal of capital stock of the Seller or offer to settle or settle any such demands.

         Section 4. Excluded Assets.

         Notwithstanding anything to the contrary contained in Section 1 hereof, Seller is not selling and Buyer is not purchasing any of the following, all of which shall be retained by the Seller (collectively, the "Excluded Assets").

         (a) Seller's minute books, tax returns and other corporate documents and employment records;

         (b) any of the assets listed in Schedule 4(b) attached hereto.

         (c) Surge and Buyer shall allow Seller and its representatives and professional advisers access to all business records of the Business that relate to conduct of the Business prior to Closing. Such access shall be related to a bona fide business interest of the Seller, and shall be conducted during normal business hours following forty-eight (48) hour advance notice of the need to review such records. Seller may also make and retain copies of any such business records it determines appropriate either before or after the Effective Date.

         Section 5. Assumed Liabilities. At the Effective Date, Buyer shall assume and thereafter pay when due and discharge, defend, indemnify and hold Seller harmless (in accordance with Section 9 of this Agreement) with respect to accounts payable not more than ninety (90) days old, and certain other obligations incurred in the ordinary course of business, which will be accrued as of the Effective Date and set forth on Schedule 5(a) attached hereto (the "Assumed Liabilities"). It is understood and agreed by the parties hereto that the Assets will be sold, conveyed, transferred and assigned to the Buyer at the Closing free and clear of all liens, charges and encumbrances whatsoever, excepting only the Assumed Liabilities, statutory liens, Surge's security interest and any prior security interest concerning the Assets. It is further understood and agreed by the parties hereto that except for the Assumed Liabilities in Schedule 5(a), the Buyer does not assume, accept or undertake any obligations, commitments, duties, debts or liabilities of any kind whatsoever (the "Obligations"), or otherwise (including, without limitation, any corporate sales of other business of Seller).

         Section 6. Closing.

         (a) The closing of the Acquisition provided for in Section 1 of this Agreement (the "Closing") shall take place at the offices of Snow Becker Krauss P.C. at 605 Third Avenue, New York, New York 10158, simultaneous with the execution of this Agreement. The day on which the Closing occurs is sometimes hereinafter referred to as the "Closing Date."

         (b) Notwithstanding the Closing described in subsection 6(a) above, until such time as each of the conditions set forth in Sections 7(g), 13(c), 14(i) and 14(p) are satisfied and all Schedules and Exhibits to this Agreement are prepared and agreed to (collectively referred to herein as "Post-Closing Compliance"), this Agreement may be terminated by either the Seller or Surge without any penalty.

         Section 7. Representations and Warranties of the Seller. The Seller warrants and represents to the Buyer and Surge as follows:

         (a) Title.

         Except as set forth in Schedule 7(a) of this Agreement, the Seller owns, and at the Closing shall have, good, valid, insurable and marketable title to the Assets and full right to transfer title to the Assets free and clear of all liens, mortgages, charges, liabilities, claims, security interests or encumbrances of every type whatsoever, except the Assumed Liabilities, statutory liens and liabilities created by Buyer.

         Except as set forth in Schedule 7(a) of this Agreement, the sale, conveyance, transfer and delivery of the Assets by the Seller to the Buyer pursuant to this Agreement will transfer full legal and equitable right, title and interest in the Assets to the Buyer, free and clear of all liens, mortgages, charges, claims, liabilities, security interests and encumbrances of any nature whatsoever, except the Assumed Liabilities, statutory liens and liabilities created by Buyer.

         (b) Capacity; Organization; Existence.

         The Seller has full capacity to enter into and perform under this Agreement, and all other agreements to be entered into in connection with the transactions contemplated hereby (the "Other Agreements") and to consummate such transactions; and no other consent or joinder of any other persons or corporations is required exclusive of the Seller's shareholders as set forth in
Section 13(c) below. This Agreement has been, and each of the Other Agreements executed by the Seller hereunder will at the Closing, be duly authorized, executed and delivered by the Seller. This Agreement constitutes, and each of the Other Agreements executed by the Seller will constitute, the legal, valid and binding obligations of the Seller enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights generally or by general equitable principles. The Seller is duly organized and validly existing under the laws of the State of Nevada. The Seller has full corporate power and authority to conduct its business as it is now being conducted and is duly qualified to do business in each jurisdiction where the nature of the property owned or leased, or the nature of the business conducted by the Seller requires such qualification. The Seller has all necessary licenses and authority to operate its business as now being conducted.

         (c) Seller Capital Structure.

         The authorized stock of Seller consists of 50,000,000 shares of Seller's Common Stock, and 1,000,000 shares of Preferred Stock, $.001 par value. As of the date of this Agreement, 23,450,000 shares of Seller's Common Stock have been issued and are outstanding, and no shares of Preferred Stock have been issued. Seller has reserved (i) no shares of Seller's Common Stock for issuance pursuant to Seller's 1998 Employee Stock Option Plan, of which as of December 1, 1999 options to purchase 2,000,000 shares were outstanding, all of which shall be canceled no later than the Effective Date, and no shares remained available for future grants. As of the date hereof, no shares of Seller's Common Stock are issuable upon the exercise of outstanding warrants. Other than as set forth in this Section 7(c), there are no options, warrants, calls, rights, commitments or agreements of any character to which the Seller is a party or by which it is bound, obligating Seller to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Seller or obligating the Seller to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. The Seller's Common Stock, issued and outstanding is duly authorized, validly issued, fully paid and non-assessable.

         (d) Subsidiaries.

         Except as set forth on Schedule 7(d) hereto, the Seller does not have and has never had any subsidiaries or affiliated companies and does not otherwise own and has never otherwise owned any shares of capital stock or any interest in, or control, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity.

         (e) SEC Documents; Seller Financial Statements.

             (i) Except as set forth on Schedule 7(e), Seller has filed with the SEC all forms, statements, reports and documents (including all exhibits, amendments and supplements thereto) required to be filed by it under each of the Securities Act of 1933, as amended (the "Act") and the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the respective rules and regulations thereunder, all of which complied in all material respects with all applicable requirements of the appropriate act and rules and regulations thereunder, except as noted in the comment letter from the Staff of the SEC dated November 26, 1999 (the "SEC Comment Letter"). In any event, Seller has represented to Buyer that immediately following the execution of this Agreement, Seller will withdraw its Form 10 Registration Statement from the SEC and de-register its securities under the Exchange Act. Seller has furnished or made available or will make available to Surge true and correct copies of all forms, statements, reports and documents filed by Seller with the SEC since January 1, 1999, including, without limitation, Seller's General Form For Registration of Securities on Form 10 filed on July 26, 1999, including the audited financial statements for the years ended December 31, 1997 and 1998, plus the unaudited financial statements for the period ended September 30, 1999 (all of the foregoing being collectively referred to as the "Seller SEC Documents"). As of their respective filing dates, the Seller SEC Documents complied in all material respects with the requirements of the Act and the Exchange Act, and the applicable rules and regulations of the SEC thereunder, as the case may be, except as noted in the SEC Comment Letter, and none of the Seller SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

                 Since September 30, 1999, Seller has not suffered any Material Adverse Effect (as defined in Section 14(j) below) with respect to its business (financial or otherwise), and Seller has conducted its business only in the ordinary course and there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to Seller's Common Stock or any repurchase, redemption or other acquisition by Seller of any other securities of Seller. Except as set forth on Schedule 7(e)(i) attached hereto, the financial statements of Seller, including the notes thereto, included in the Seller SEC Documents (the "Seller Financial Statements") comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by SEC rules for such form) and present fairly the consolidated financial position of Seller at the dates thereof and of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, recurring audit adjustments which will not be material in amount or significance) and, except as required to be filed pursuant to subsection (f)(i) below, do not include or omit to state any fact which renders the Seller Financial Statements hereunder misleading. There has been no change in Seller accounting policies except as described in the notes to the Seller Financial Statements.

             (ii) Except as and to the extent shown or provided for in the Seller Financial Statements or notes and schedules thereto or as disclosed in any of the Schedules to this Agreement or such current liabilities as may have been incurred since September 30, 1999 in the ordinary course of business, to the extent quantified and reflected as a liability on the Seller's books and records, the Seller and its subsidiaries as at the date hereof have no liabilities or obligations (whether known or unknown, accrued, absolute, contingent or otherwise ) which might be or become a charge against the assets or liabilities of the Seller except as specifically provided pursuant to the terms of the agreement or understanding to which such liability or obligation relates; as of September 30, 1999, there was no asset used by the Seller in its operations that has not been reflected in the Seller Financial Statements, and except as set forth in the Seller Financial Statements, no assets have been acquired by the Seller since such date except in the ordinary course of business.

             (iii) Except as disclosed in the Seller Financial Statements, there has been no decrease in stockholders' equity as compared with the amount shown for such stockholders' equity as at September 30, 1999 and no material adverse changes in the financial position of the Seller and its Subsidiaries, taken as a whole, since September 30, 1999.

         (f) Updated Seller Financial Statements.

             (i) As soon as practicable following the date of this Agreement, but no later than seven (7) days prior to the filing of Surge's proxy statement with the SEC for the special meeting to approve the Acquisition, Seller shall cause to be delivered to Surge, Seller's unaudited consolidated balance sheet as of the last day (the "Balance Sheet Date") of a month within 45 days of the delivery of such financial statements (e.g. October 31, 1999 until December 15, 1999) and the related unaudited statements of operations and cash flows for the period commencing January 1, 1999 and ending on the Balance Sheet Date as well as any and all audited and unaudited financial statements not previously filed with the SEC which are required to be filed in accordance with GAAP and the SEC's rules and regulations (collectively, the "Updated Seller Financials"). At such time as Updated Seller Financials are delivered, Seller will represent and warrant to the Buyer and Surge that Updated Seller Financials are correct in all material respects and have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other. Updated Seller Financials will present fairly the financial condition and operating results of Seller as of the dates and during the periods indicated therein.

             (ii) The Updated Seller Financial Statements shall be subject to review by Surge and its accountants and consultants. The Updated Seller Financial Statements delivered prior to the Closing shall be accompanied by the Seller's auditors review statement. The Seller shall be responsible for the fees and expenses of the auditors for their services in connection with the Updated Seller Financial Statements. Surge shall be responsible for the fees of its own accountants in reviewing, but not preparing, the Updated Seller Financial Statements. Surge and/or its designees shall be permitted to participate in the review process, to observe all aspects of the review and to collaborate with the auditors in the preparation of the Updated Seller Financial Statements.

             (iii) Following delivery of the Updated Seller Financial Statements to Surge, Surge shall be authorized to provide its designees with an opportunity to review the auditors work papers related to the financial statements and to discuss the same with the auditors' representatives. Surge shall have fifteen
(15) days to review the Updated Seller Financial Statements and to give notice to the Seller of any disagreement regarding such statements (an "Objection Notice"). Absent such objection Notice, the Updated Seller Financial Statements as delivered shall be final and binding on the parties hereto.

             (iv) If Surge files an Objection Notice in a timely manner and the parties are able to resolve such objections, the Updated Financial Statements (including any adjustments), as the case may be, as modified to resolve such objections, shall be binding on the parties hereto. If they are unable to reach agreement as to all differences within fifteen (15) days after the Seller's receipt of the Objection Notice, then the unresolved differences shall be resolved as provided in Section 24(m) hereof.

         (g) Electronic Bulletin Board Listing.

         Seller's capital stock has traded on NASD's Over-the-Counter Electronic Bulletin Board, with a listing application pending with the AMEX and as soon as practicable following the execution of this Agreement will make applications to be de-listed for trading on the OTCBB, withdraw any pending application with AMEX, and withdraw its Exchange Act registration from the SEC.

         (h) Year 2000 Compliance.

         The Seller shall demonstrate to Surge's satisfaction that it has taken reasonable steps to ensure that the Seller's primary computing system and software (i) will operate without substantial errors relating to date data, including any error relating to, or the product of, date data which represents or references different centuries or more than one century; (ii) will be capable of correctly processing, providing, receiving, and displaying accurate date data, and exchanging accurate date data with all products with which it is currently exchanging date data; (iii) will not abnormally end, corrupt data, or produce incorrect or invalid results as a result of date data, including date data which represents or references different centuries or more than one century or as a result of multi-century date calculations, sequencing, or comparisons;
(iv) will be capable of date data century recognition and calculations which accommodate same century and multi-century formulas and date values and date data interface values that reflect the century; (v) will correctly recognize leap years, including the year 2000, and will handle all dates in leap years appropriately; and (vi) will properly interpret, as to century, all date data currently stored or accessible to it.

         (i) Legal Proceedings; Claims.

         Except as set forth in Schedule 7(i) of this Agreement, the Seller is not a party to any pending litigation, arbitration or administrative proceeding or investigation, with respect to or relating to the Assets or the Business and, to the Seller's best knowledge and belief, no litigation, arbitration or administrative proceeding or investigation that would have a material adverse effect on the Assets or the Business is threatened. Except as set forth in
Schedule 7(i) of this Agreement, there are no warranties or other claims relating to any products sold by the Seller.

         (j) Trade Names and Trademarks, etc.

         With respect to the Business, the Seller owns or has the right to use the trade names, and trademarks set forth on Schedule 7(j). The Seller has not granted, and will not grant prior to the Closing, licenses or other rights to use such trade names and trademarks. Except as disclosed in Schedule 7(j), no other trade names or trademarks are owned or used by the Seller in relation to the Business. To the Seller's best knowledge and belief, the operation of the Business does not infringe on the trade names, trademarks or any other intellectual property rights of any third party. No claim has been made that there is any such infringement. To the Seller's best knowledge and belief, no trade name or trademarks of any person infringes the trade names or trademarks which relate to the Business.

         (k) Patents, etc.

         The Seller owns the inventions, letters patent, applications for letters patent and patent license rights, inventions, processes, designs, formulas, trade secrets, know-how and other industrial property rights (collectively "Patents") necessary for the conduct of the Business, specified as belonging to it in Schedule 7(k). The Patents have been duly issued and have not been canceled, abandoned or otherwise terminated. The Seller is not in default under any of the licenses or agreements.

         (l) Description of Material Contracts.

         Schedule 7(l) contains a complete and correct list as of the date hereof of all agreements, contracts and commitments, obligations and understandings which are not set forth in any other Schedule delivered hereunder, of the following types, written or oral (the "Material Agreements") which relate to the Business and to which the Seller is a party or by which it or any of its properties are bound, as of the date hereof:


             (i) mortgages, indentures, security agreements and other agreements and instruments relating to the borrowing of money or extension of credit; (ii) employment and consulting agreements with annual compensation in excess of $40,000; (iii) collective bargaining agreements; (iv) bonus and incentive, profit-sharing, compensation, stock purchase and stock option, pension, retirement, deferred compensation, hospitalization and other life, health or disability insurance, holiday, sick leave, severance, vacation, tuition reimbursement, personal loan and product purchase discount, policy manuals, or other plans, agreements, trusts, funds or arrangements for the benefit of employees (whether or not legally binding); (v) sales agency, manufacturer's representative or distributorship agreements; (vi) agreements, orders or commitments for the purchase by the Seller of materials, supplies or finished products exceeding $10,000 in the aggregate from any one person; (vii) agreements, orders or commitments for the sale of products or services exceeding $25,000; (viii) agreements or commitments for capital expenditures in excess of $10,000 for any single project (it being warranted that the commitment for all undisclosed contracts for such agreements or commitments does not exceed $10,000 in the aggregate); (ix) agreements relating to research; (x) agreements relating to the payment of royalties, license or similar fees; (xi) brokerage or finder's agreements; (xii) joint venture agreements; and (xiii) other agreements, contracts and commitments that individually or in the aggregate for any one party involve any expenditure by the Seller of more than $10,000. All of the Material Agreements constitute valid and legally binding obligations of the parties thereto, enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights generally or by general equitable principles, are in full force and effect and, except as otherwise specified in Schedule 7(l), are validly assignable to the Buyer without the consent of any party so that, after the assignment thereof to the Buyer pursuant hereto, the Buyer will be entitled to the full benefits thereof. There is not under any Material Agreement any existing default, or event which, after notice or lapse of time, or both, would constitute a default or result in a right to accelerate or loss of rights under any Material Agreement. The Seller has not received any notice of termination of any Material Agreement. True and complete copies of all of the Material Agreements have been delivered to the Buyer.

             No agreement, contract, commitment, obligation or undertaking listed on Schedule 7(l) to which the Seller is a party or by which any of its properties are bound, except as specifically set forth in Schedule 7(l), contains any provision which materially adversely affects or in the future may (so far as the Seller can now foresee) materially adversely affect the Assets.

         (m) Default; Violations or Restrictions.

         The Seller is not in default under, nor has any event occurred which, with the lapse of time or action by a third party, could result in a default under any outstanding note, indenture, mortgage, contract or agreement to which it is bound, relating to the Assets. Except as disclosed in Schedule 7(m), the execution, delivery and performance of this Agreement and of any agreement to be executed and delivered by the Seller pursuant hereto, and the consummation of any of the transactions contemplated hereby or thereby will not (or with the giving of notice or the lapse of time or both would) violate any provision of or result in the breach of, modification of, acceleration of the maturity of obligations under, or constitute a default, or give rise to any right of termination, cancellation or acceleration or otherwise be in conflict with or result in a loss of contractual benefits to the Seller, as such relates to the Assets, under any law, order, writ, injunction, decree, statute, rule or regulation of any court, governmental agency or arbitration tribunal or any of the terms, conditions or provisions of any contract, lease, note, bond, mortgage, deed of trust, indenture, license, security agreement, agreement or other instrument or obligation by which the Seller is a party or by which it may be bound, or require any consent, approval or notice under the laws of any such document or instrument; or result in the creation or imposition of any lien, claim, restriction, charge or encumbrance upon the Assets.

         (n) Court Orders and Decrees.

         Except as set forth on Schedule 7(n), the officers of the Seller have not received written or oral notice that there is outstanding, pending, or threatened any order, writ, injunction or decree of any court, governmental agency or arbitration tribunal against or affecting the Assets.

         (o) Approvals and Authorizations.

         The Seller has obtained all necessary consents, approvals or authorizations in connection with the transactions contemplated hereby that are required by law or otherwise in order to make this Agreement binding upon the Seller, except for shareholder approval provided for in Section 13(c) below and those consents, approvals or authorizations which individually or in the aggregate would not have a materially adverse effect on the Assets or the Business.

         (p) Governmental Licenses.

         Schedule 7(p) attached hereto contains a correct and complete list of all governmental and administrative consents, permits, appointments, approvals, licenses, certificates and franchises which are required in connection with the Seller's execution, delivery or performance of this Agreement, all of which have been obtained and are in full force and effect. The Seller has not received any notice of any violation with respect to any such consent, permit, license or other regulatory order that remain unabated. Except as set forth on Schedule 7(p), the Seller is in compliance with all Laws and Environmental Laws material to the Business, their properties or operation as presently conducted.

         (q) Hazardous Material and Nuisance.

         Except as disclosed on Schedule 7(q) attached hereto, there are no known claims or potential claims which may exist against the Seller relating to the Business and/or the Assets, for, with respect to, or as direct or indirect result of, the presence on or under, or the escape, seepage, leakage, spillage, discharge, or emission discharging, from the real property of the Seller of any "Hazardous Material," including, without limitation, any losses, liabilities, damages, injuries, costs, expenses, reasonable fees of counsel or claims asserted or arising under the Comprehensive Environmental Response, Compensation and Liabilities Act ("CERCLA"), any so-called "Super Fund" or "Super Lien" law or any other applicable federal, state or local statute, law, ordinance, code, rule, regulation, order or decree now or at any time hereafter in effect, regulating, relating to or imposing liability or standards of conduct concerning any Hazardous Material.

         (r) Employee Benefit Plans.

         Except as disclosed on Schedule 7(r) attached hereto, there is not now nor, since the Seller has owned the Business, has there ever been any "Employee Benefit Plan" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), or any other profit sharing, deferred compensation, bonus, stock option, stock purchase, pension or other compensation plan, or any other plan or arrangement to benefit employees maintained or contributed to by the Seller or any person, firm or corporation (an "Affiliate") which are members of a Acontrolled group of corporations" (within the meaning of Section 414(b) of the Code, except that 50% will be substituted for 80% in Section 1563(a) of the Code) with the Seller and in which any of the employees of the Seller or any Affiliate participates or is eligible to participate. No funding deficiency exists or has existed with respect to any Employee Benefit Plan covering any present or former employee of the Seller or any Affiliate which may cause or result in a lien upon any of the Assets.

         (s) Absence of Certain Business Practices.

         Neither the Seller, nor to its best knowledge and belief, any of its officers, employees or agents acting on its behalf, nor any other person acting on its behalf, has, directly or indirectly, within the past three (3) years given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the Business (or assist the Seller in connection with any actual or proposed transaction) that (i) might subject the Seller to any damage or penalty in any civil, criminal or governmental litigation or proceeding, or (ii) if not given in the past would have had an adverse effect on the assets, business or operation of the Business and if not continued in the future, would adversely affect the Assets, the Business or its operations or prospects.

         (t) Brokers.

         The Seller has not entered into and will not enter into any agreement, arrangement or understanding with any person or firm which will result in an obligation of the Buyer or Surge to pay any finder's fee, brokerage commission, or similar payment in connection with the transactions contemplated by this Agreement.

         (u) Absence of Undisclosed Liabilities and Conditions.

         Except as and to the extent reflected or reserved against on the face of the Financial Statements, or as set forth on Schedule 7(u) attached hereto, as of the Closing Date, the Business had no debts, liabilities or obligations (whether due or to become due, absolute, accrued, contingent or otherwise) of any nature whatsoever, including, without limitation, any foreign or domestic tax liabilities or deferred tax liabilities incurred in respect of or measured by the Business' income, or its period prior to the Closing or any other debts, liabilities or obligations relating to or arising out of any act, transaction, circumstance or state of facts which occurred or existed on or before the Closing Date, whether or not then known, due or payable. The Financial Statements do not include any assets or liabilities of any entity other than the Seller nor any expense of any entity other than the Seller. The Seller has no knowledge of any currently existing facts that materially adversely affect or are likely in the future to materially adversely affect the Assets.

         (v) Compliance With Laws.

         Except as disclosed on Schedule 7(v), the operations and activities of the Business concerning the Assets have previously and continue to comply in all respects with all applicable Federal, state and local laws, statutes, codes, ordinances, rules, regulations, permits, judgments, orders, writs, awards, decrees or injunctions (collectively, the "Laws"), as in effect on or before the date of this Agreement, including, without limitation, all Laws relating to seed labeling and all rules and regulations of the Occupational Safety and Health Administration. Neither the ownership nor use of the Assets nor the conduct of the Business as presently conducted conflicts with the rights of any other person, firm or corporation or violates, or with or without the giving of notice or the passage of time, or both, will violate, conflict with or result in a default, right to accelerate or loss of rights under, any terms or provisions of the Seller's Certificate of Incorporation or Bylaws as presently in effect, or any lien, encumbrance, mortgage, deed of trust, lease, license, agreement, understanding (hereinafter collectively referred to as "Liens"), or Laws to which the Seller is a party or by which it or the Assets may be bound or affected. The Seller has not received any notice or communication from any third party asserting a failure to comply with any Laws, except for the SEC Comment Letter, nor has the Seller received any notice that any authority or third party intends to seek enforcement against it to compel compliance with any such Laws.

         (w) Taxes.

         As of the Closing Date, all taxes, including, without limitation, income, property, sales, use, franchise, added value, employees' income withholding and social security taxes, imposed by any governmental entity whatsoever, which are due or payable by the Seller in connection with the Business, and all interest and penalties thereon, have been paid in full, all tax returns required to be filed in connection therewith have been timely filed and all deposits required by law to be made by the Seller with respect to employee's withholding taxes have been duly made. The Seller has not been delinquent in the payment of any tax, assessment or governmental charge or deposit and has no tax deficiency or claim outstanding, proposed or assessed against it. Except for amounts accrued, but not payable as of the Effective Date, (i) the Seller is not liable for the payment of any taxes relating to the Assets or the operation of the Business, and (ii) the Buyer shall have no liability for any taxes related to the ownership or operation of the Assets or the Business prior to the Effective Date or in connection with the sale of the Assets in this transaction. The Seller does not know of any tax deficiency or claim outstanding, proposed, or assessed against it with respect to any taxes, including, without limitation, income, property, sales, use, franchise, valued-added, employees' income withholding, and social security taxes imposed by the United States or by an foreign country or by any state, municipality, subdivision, or instrumentality of the United States or of any foreign country, or by any other taxing authority that could have a material effect on the Buyer, the Assets, or the Business, or result in the imposition of a tax lien upon any of the Assets.

         (x) Absence of Changes or Events.

         Without limiting the foregoing, since the Balance Sheet Date and through the Closing Date, there has been no material adverse change in the Business. Except as set forth in Schedule 7(x) attached hereto, since the Balance Sheet Date, the Seller has conducted its business only in the ordinary course and has not:

             (i) Incurred any obligation or liability, except current liabilities for trade or business obligations incurred in the ordinary course of business and consistent with its prior practice, none of which liabilities materially and adversely affects the Assets or the Business;

             (ii) Mortgaged, pledged or subjected to lien, charge, security interest or any other encumbrance or restriction on any of the Assets;

             (iii) Except for the sale of Inventory, in the ordinary course of business, sold, transferred, leased to others or otherwise disposed of any of the Assets;

             (iv) Received any notice of termination of any agreement or suffered any damage, destruction or loss which has had or, with the passage of time, could have a materially adverse effect on the Assets or the Business;

             (v) Made any change in its pricing, advertising or personnel practices inconsistent with its prior practice and prudent business practices prevailing in the industry;

             (vi) Suffered any change, event or condition which, has had or may have a materially adverse effect on the Assets, the Business or the operations or prospects thereof;

             (vii) Entered into any transaction, contract or commitment other than in the ordinary course of business which had a material adverse effect on the Assets or the Business; or

             (viii) Instituted, settled or agreed to settle any litigation, action or proceeding before any court or governmental body relating to the Seller, the Assets or the Business.

         (y) Accounts Receivable; Inventory.

             (i) The Accounts Receivable of the Seller are valid subsisting claims for the aggregate amounts thereof reflected in the Seller Financial Statements net of the reserves or allowances for doubtful receiv iness, (b) has been fully paid for unless otherwise reflected in the Financial Statements, (c) is marketable or adequate provision for obsolescence has been provided, and (d) the Seller knows no reason that would make such Inventory, taken as a whole, not marketable.

             (ii) The Inventory of the Seller (a) has been purchased in the ordinary course of business, (b) has been fully paid for unless otherwise reflected in the Financial Statements, (c) is marketable or adequate provision for obsolescence has been provided, and (d) the Seller knows no reason that would make such Inventory, taken as a whole, nor marketable.

         (z) Labor Relations.

         The Seller, in connection with the Business, is not (i) a party to any collective bargaining agreement relating to any of its employees and its employees have not recognized, are not required to recognize, and have not received a demand for recognition by, any collective bargaining representative,
(ii) a party to any contract with and has no liability to any of its employees, agents, consultants, officers, sales representatives, distributors or dealers that is not cancelable by the Seller without penalty on not more than thirty
(30) days' notice, except as set forth on Schedule 7(z) attached hereto, (iii) subject to any strike or work stoppage in effect or threatened against the Business nor has any strike or work stoppage been authorized by any order, writ, injunction or decree of any court or federal, state, municipal or other governmental agency or instrumentality.

         (aa) Customer Lists.

         All agreements, arrangements or commitments with or respecting any customer of the Seller to which the Seller is a party or is bound are described on Schedule (aa) previously delivered to the Seller, except for those not involving a consideration of at least $10,000 per annum.

         (bb) Books and Records.

         The books and records of the Seller are, in all material respects, complete and correct and have been maintained in accordance with standard business practice.

         (cc) Insurance.

         Schedule 7(cc) contains a correct and complete description of all policies of insurance by or on behalf of the Seller in which the Seller is named as an insured party, beneficiary or loss payable payee. The Seller has at all times prior to the date hereof maintained and will at all times prior to the Closing Date maintain such insurance coverage. There is no default notice of cancellation or non-renewal with respect to any material provision contained in any such policy. Schedule 7(cc) contains a correct and complete description of all outstanding insurance claims in excess of $5,000 made by or against the Seller for damage to or loss of property or income which have been referred to insurers or which the Seller believes to be covered by commercial insurance within the five years preceding the Effective Date.

         (dd) Rights of Third Parties.

         Other than as disclosed in Schedule 7(dd), or specifically provided for in this Agreement, the Seller has not entered into any leases, licenses, easements or other agreements, recorded or unrecorded, granting rights to third parties in any real or personal property of the Seller, and no person or other corporation has any right to possession, use or occupancy of any of the property of the Seller.

         (ee) Relationships with Vendors and Customers.

         The Seller has no knowledge of any present conditions or state of facts or circumstances which would materially adversely affect the Business after the Closing Date. The Seller's relationships with its customers, clients and vendors are satisfactory, and the Seller has no knowledge of any facts or circumstances which might materially alter, negate, impair or in any way materially adversely affect the continuity of any such relationships. The Seller has no knowledge of any material outstanding claims of any of its customers or clients presently outstanding, pending or threatened against them. The Seller has no knowledge of any present condition or state of facts or circumstances which would prevent the Business from being carried on by the Buyer after the Closing Date in essentially the same manner as it is presently being carried on.

         (ff) Accuracy.

         No representation, warranty, covenant or statement by the Seller in this Agreement, the Schedules attached hereto and the certificates or other documents furnished or to be furnished to the Buyer pursuant hereto, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not false or materially misleading.

         Section 8. Representations and Warranties of the Buyer and Surge. Each of the Buyer and Surge, jointly and severally, warrants and represents to the Seller as follows:

         (a) Authority.

         Subject only to the requisite approval of (a) the amendment of the Certificate of Incorporation changing the name of Surge, (b) the amendment of Surge's Certificate of Incorporation authorizing the requisite number of shares of Surge Class A and Class B Common Stock and Surge Class A Preferred Stock, (c) the issuance of the requisite number of shares of Class B Common Stock and Surge Class A Preferred Stock, (d) the election of directors and officers of Surge and Buyer immediately prior to the Effective Date and for a minimum term of three
(3) years, (e) the Acquisition, and (f) this Agreement by Surge's stockholders (and by Seller's stockholders with respect to the election of its officers and directors, and approval of the Acquisition and this Agreement, and any filings to be made in Nevada or Delaware), Surge and Buyer have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

         The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Surge and Buyer, subject only to the approval of the Acquisition and this Agreement by Surge's stockholders. Each of Surge's and Buyer's Board of Directors has unanimously approved, subject to Post-Closing Compliance, the Acquisition and this Agreement. This Agreement has been duly executed and delivered by Surge and the Buyer and constitutes the valid and binding obligations of Surge and the Buyer, enforceable in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

         (b) Organization.

             (i) The Buyer is a corporation to be formed under the laws of the State of Delaware, and will be duly organized, validly existing and in good standing and will have corporate power and authority to carry on its business as will be conducted as supplemented by the Business, and to own, lease or operate the properties and assets now used by it in connection therewith and the Assets.

             (ii) Surge is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, and Surge has corporate power and authority to carry on its business as now conducted and to own, lease or operate the properties and assets now used by it in connection therewith. Surge is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties make such qualification necessary. All of the outstanding Surge Common Stock and Class A Warrants (collectively "Surge Securities") are validly issued, fully paid and nonassessable.

         (c) Consents and Approvals.

         No governmental license. permit or authorization, and no registration or filing with any court, governmental authority or regulatory agency, is required in connection with the Buyer's and Surge's execution, delivery or performance of this Agreement.

The buyer and Surge each shall execute, deliver and perform its obligations under this Agreement and no consent or other approval or any other party is required to be obtained by the Buyer or Surge in connection with the transactions contemplated hereby.

         (d) Surge and Buyer Capital Structures.

             (i) The authorized securities of Surge consists of 25,000,000 shares of Surge Common Stock, $.001 par value and 1,000,000 shares of Preferred Stock, $.001 par value. As of November 26, 1999, 4,858,920 shares of Surge Common Stock have been issued and are outstanding, 5,733,000 shares of Surge Common Stock are issuable upon exercise of outstanding Employee Stock Options, including 5,300,000 Orbit Options described in Section 3(f)(iii) above, and 3,479,600 shares of Surge Common Stock are issuable upon exercise of outstanding Class A Warrants described in Section 3(f)(ii) above. No shares of Surge Common Stock are subject to outstanding convertible debt securities. All outstanding shares of Surge Common Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Surge or any agreement to which Surge is a party or by which it is bound. Other than as set forth on Schedule 8(d), there are no options, warrants, calls, rights, commitments or agreements of any character to which Surge is a party or by which it is bound, obligating Surge to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of Surge or obligating Surge to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

                  (ii) The authorized stock of Buyer shall consist of 1,000 Shares of Common Stock, par value $.001 per share. As of the Effective Date, 100 shares of Buyer's Common Stock shall be issued and outstanding and will all be owned by Surge. As of the date hereof, no Shares of Buyer Common Stock are issuable upon exercise of Warrants or Options. There are no options, convertible securities, warrants, calls, rights, commitments or agreements of any character to which the Buyer is a party or by which it is bound, obligating the Buyer to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Buyer or obligating the Buyer to grant, extend or enter into any such option, convertible security, warrant, call, right, commitment or agreement.

         (e) Subsidiaries.

         Except as set forth on Schedule 8(e) hereto, Surge does not have and has never had any subsidiaries or affiliated companies and does not otherwise own and has never otherwise owned any shares of capital stock or any interest in, or control, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity.

         (f) SEC Documents; Surge Financial Statements.

         Surge has filed with the SEC all forms, statements, reports and documents (including all exhibits, amendments and supplements thereto) required to be filed by it under each of the Act and the Exchange Act, and the respective rules and regulations thereunder, all of which complied in all material respects with all applicable requirements of the appropriate act and rules and regulations thereunder. Surge has furnished or made available or will make available to the Seller true and correct copies of all forms, statements, reports and documents filed by Surge with the SEC since November 1, 1997, including, without limitation, Surge's Annual Report on Form 10-KSB for the years ended November 30, 1997 and 1998, and quarterly periods since that time (all of the foregoing being collectively referred to as the "Surge SEC Documents"). As of their respective filing dates, Surge SEC Documents complied in all material respects with the requirements of the Act and the Exchange Act, and the applicable rules and regulations of the SEC thereunder, as the case may be, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Since August 31, 1999, Surge has not suffered any Material Adverse Effect (as defined in Section 14(j) below) with respect to its business (financial or otherwise), and Surge has conducted its business only in the ordinary course and there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to Surge Common Stock or any repurchase, redemption or other acquisition by Surge of any Surge Common Stock. The financial statements of Surge, including the notes thereto, included in Surge SEC Documents (the "Surge Financial Statements") comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by SEC rules) and present fairly the consolidated financial position of Surge at the dates thereof and of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, recurring audit adjustments which will not be material in amount or significance). There has been no change in Surge's accounting policies, except as described in the notes to Surge's Financial Statements and do not include or omit to state any fact which renders Surge's Financial Statements hereunder misleading.

         (g) Taxes.

         All federal, state and other returns and reports required to be filed by Surge have been duly filed by Surge and except as set forth on Schedule 8(g) hereto, all taxes and other assessments and levies (including all interest and penalties) including, without limitation, income, franchise, real estate, sales, gross receipts, use and services taxes, and employment and employee withholding taxes, owed by Surge have been paid in full by Surge. Except as set forth on
Schedule 8(g), all such taxes and other assessments and levies which Surge is required by law to withhold, collect or deposit have been duly withheld and collected and deposited with the proper governmental authorities or segregated and set aside for such payment, and if so segregated and set aside, shall be so paid by Surge as required by law.

         (h) Litigation.

         Except as set forth on in the Surge SEC Documents, or as otherwise disclosed to the Seller, there is no material action, suit or proceeding of any nature pending or to the best of Surge's knowledge threatened against Surge, its properties or any of its officers or directors, in their respective capacities as such.

         (i) No Conflict; Required Filings and Consents.

             (i) Except as set forth on Schedule 8(i) hereto, the execution and delivery of this Agreement by Surge does not, and the performance of this Agreement by Surge and the consummation by Surge of the transactions contemplated hereby will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of Surge, (ii) conflict with or violate any federal, foreign, state or provincial law, rule, regulation, order, judgment or decree (collectively, "Laws") applicable to Surge or any of its subsidiaries or by which its or any of their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Surge's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of terminati such conflicts, violations, breaches, defaults or other occurrences that do not have a Material Adverse Effect, as defined in Section 14(j) below.

             (ii) The execution and delivery of this Agreement by Surge does not, and the performance of this Agreement by Surge will not, require any consent, approval, authorization or permit of, or filing with notification to, any domestic or foreign governmental or regulatory authority except (i) for the applicable requirements, if any, of the Act, the Exchange Act, state securities laws ("Blue Sky Laws"), the legal requirements of any foreign jurisdiction requiring notification in connection with the Acquisition and the transactions contemplated hereby and the filing and recordation of appropriate documents as required by Delaware Law and the Laws of the States of New York and Nevada, and
(ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, either (A) would not prevent or materially delay consummation of the Acquisition or otherwise prevent or materially delay Surge from performing its obligations under this Agreement, or
(B) do not have a Material Adverse Effect.

         (j) Legal Proceedings.

         Neither Surge nor the Buyer is a party to or affected by any pending litigation, arbitration or any governmental proceeding or investigation (exclusive of the SEC's Formal Order of Investigation of Seller) that would in any manner affect its entering into this Agreement or performing the transactions contemplated hereby or that might result in any material and adverse change in the financial condition, business or properties of the Buyer or Surge and to the best of their respective knowledge no such litigation, arbitration, proceeding or investigation is threatened.

         (k) Accuracy.

         No representation, warranty, covenant or statement by the Buyer or Surge in this Agreement, any Exhibit attached hereto, the Schedules and the certificates or other documents furnished or to be furnished to the Seller pursuant hereto (including the Schedules, if any, provided for in this Section 8 and Exhibits thereto), contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not false or materially misleading.

         (l) Binding Obligation.

         This Agreement, and any other agreement required to be delivered by the Buyer or Surge pursuant to this Agreement, has been duly executed and delivered by the Buyer and Surge and constitutes the legal, valid and binding obligation of the Buyer and Surge, enforceable against the Buyer and Surge in accordance with its terms, except to the extent that such enforceability may be limited by general principles of equity or bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally. All action of the Board of Directors of the Buyer and Surge and all other corporate action necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly taken.

         (m) Brokers; Finders.

         No agent, broker, investment banker, person or firm acting on behalf of the Buyer or Surge or any firm or corporation affiliated with the Buyer or Surge or under their authority is or will be entitled to any brokers' or finders' fee or any other commission or similar fee directly or indirectly from the Seller or any person or entity affiliated with the Seller in connection with any of the transactions contemplated hereby.

         Section 9. Survival of Representations and Warranties; Indemnification.

         (a) Survival of Representations and Warranties.

         All representations and warranties made by the Seller or the Buyer and Surge in this Agreement, including, without limitation, all representations and warranties made in any Exhibit or Schedule hereto or certificate delivered hereunder, shall survive the Closing until and through the first anniversary of the Effective Date (the "Survival Date") provided, however, that all representations and warranties made by the Seller in Sections 7(e),(f), 7(l), 7(q), 7(r) and 7(w) hereof shall survive the Effective Date until and through one (1) year after the expiration of the applicable statute of limitations (the "Extended Survival Date").

         (b) Indemnification by Seller.

         The Seller hereby agrees to indemnify, defend and hold harmless the Buyer and Surge from and against all liabilities, losses, costs or damages whatsoever (including expenses and reasonable fees of legal counsel) (collectively, "Damages"), arising out of or from or are based upon (i) the inaccuracy in any material respect of any representation or warranty contained in Section 7 made by the Seller; (ii) the non-performance by the Seller in any material respect of any covenant, agreement or obligation to be performed by the Seller under this Agreement; (iii) the non-compliance of the provisions of any applicable bulk transfer laws in connection with the sale of the Assets to the Buyer; (iv) any liability relating to the Business prior to the Closing Date;
(v) any legal proceedings, including, but not limited to, any litigation brought by the U.S. Securities and Exchange Commission and/or any criminal agency; (vi) any potential environmental claim; (vii) any liability relating to the Seller's Employee Benefit Plans, set forth on Schedule 7(k), prior to the Closing Date; and (viii) any liability relating to the Seller's termination of employees of the Business.

         (c) Indemnification by Buyer and Surge.

         The Buyer and Surge hereby agree to indemnify, defend and hold harmless the Seller from and against all Damages arising out of or from or that are based upon (i) the inaccuracy in any material respect of any representation or warranty contained in Section 8 made by the Buyer and Surge; (ii) the non-performance by the Buyer and Surge in any material respect of any covenant, agreement or obligation to be performed by the Buyer and Surge under this Agreement; and (iii) any liabilities arising out of the operations of the Business by Buyer and Surge after the Closing Date.

         (d) Defense of Claims.

         Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification hereunder (the "Indemnitee") shall notify the indemnifying party (the "Indemnitor") in writing within 30 days after the Indemnitee has actual knowledge of the facts constituting the basis for such claim (the "Notice of Claim"). The Notice of Claim shall specify all facts known to the Indemnitee giving rise to such indemnification claim and the amount or an estimate of the amount of the liability arising therefrom.

         If the facts giving rise to any such indemnification shall involve any actual, threatened or possible claim or demand by any person against the Indemnitee, the Indemnitor shall be entitled (without prejudice to the right of the Indemnitee to participate at its expense through co-counsel of its own choosing) to contest or defend such claim at its expense and through counsel of its own choosing if the Indemnitor gives written notice of its intention to do so to the Indemnitee within 10 days after receipt of the Notice of Claim; provided that Indemnitor diligently prosecutes or defends such claim.

         The Indemnitee shall not settle any claim which would give rise to liability on the part of the Indemnitor under the indemnity contained in this Section without the written consent of the Indemnitor, which consent shall not unreasonably be withheld. If a firm offer is made to settle a claim or litigation defended by the Indemnitee and the Indemnitor refuses to accept such offer within 20 days after receipt of written notice from the Indemnitee of the terms of such offer, then, in such event, the Indemnitee shall continue to contest or defend such claim and shall be indemnified pursuant to the terms hereof. provided, however, that in the event the Indemnitor refuses to accept such offer to settle a claim as described above and the Indemnitee continues to contest or defend such claim, the indemnification provided for herein shall be deemed to include the value of management's time spent in connection with the defense of such claim. If a firm offer is made to settle a claim or litigation and the Indemnitor notifies the Indemnitee in writing that the Indemnitor desires to accept and agree to such settlement, but the Indemnitee elects not to accept or agree to it, the Indemnitee may continue to contest or defend such claim or litigation and, in such event, the total maximum liability of the Indemnitor to indemnify or otherwise reimburse the Indemnitee hereunder with respect to such claim or litigation shall be limited to and shall not exceed the amount of such settlement offer, plus reasonable out-of-pocket costs and expenses (including reasonable attorneys' fees and disbursements) to the date of notice that the Indemnitor desires to accept such settlement.

         Notwithstanding any provision of this Agreement to the contrary, no claim for indemnification pursuant to this Section 9 by the Indemnitee shall be asserted or claimed except to the extent of damages exceeding, in the aggregate, the sum of $50,000.

         Section 10. Covenants of the Seller. The Seller hereby covenants and agrees:

         (a) Further Assurances.

         The Seller hereby agrees that from time to time at the reasonable request of the Buyer or Surge, and without further consideration, to execute and deliver such additional instruments and to take such other action as the Buyer or Surge may reasonably require to convey, assign, transfer and deliver the Assets and otherwise to carry out the terms of this Agreement.

         (b) Access to Information; Confidentiality.

             (i) Subsequent to the date hereof and prior to the Effective Date, the Seller will continue to give to the Buyer, Surge, their counsel, accountants, and other representatives, full and free access to all properties, books, contracts, commitments and records of the Seller relating to the Assets so that the Buyer and Surge may have full opportunity to make such investigation as they shall desire. No information or knowledge obtained either independently or as a result of any such investigation of the Seller shall diminish or otherwise affect the representations and warranties of the Seller; provided that Buyer and Surge covenant and agree to notify Seller of any misrepresentation or breach of warranty of which either becomes aware as a result of any such investigation.

             (ii) From and after the date of this Agreement until the Effective Date or the termination of this Agreement, the Seller and its representatives will maintain the confidentiality of all documents and information of a confidential nature disclosed to Seller in the course of its negotiations and the Buyer's and Surge's due diligence review and will in no event use any such confidential information for any purpose other than for the evaluation of the transactions contemplated herein and in the event of termination of this Agreement will destroy all copies of documentation that Surge or Buyer may have delivered to Seller and will not use any confidential information from the Buyer or Surge for its own benefit.

         (c) Closing Documents.

         The Seller shall execute and deliver all instruments and documents required under Section 14 as a condition subsequent to the Closing hereof and take all action required to carry out the terms of this Agreement and to consummate the transactions contemplated hereby.

         (d) Conduct of Business.

         From the date of this Agreement to the Effective Date, except as expressly disclosed in the Schedules to this Agreement, the Seller shall conduct its operations as engaged in at the date of this Agreement according to its ordinary course of business, shall maintain its records and books of account in a manner that fairly and currently reflects its financial condition and results of operations and shall not engage in any transactions other than as contemplated by this Agreement.

         Section 11. Covenants of the Buyer and Surge. The Buyer and Surge hereby covenant and warrant as follows:

         (a) Due Diligence.

         Seller and Surge undertake to complete due diligence as soon as practicable following the date of this Agreement, but no later than January 31, 2000, unless otherwise mutually agreed to. Following delivery of due diligence documents to the other party, the receiving party shall be afforded the opportunity to review such documents and discuss the same with the disclosing party's appropriate representatives. The receiving party shall have fifteen (15) days to review documents received and to give notice to the disclosing party if the response is inadequate. Absent such objecting notice the disclosures shall be deemed to be acceptable to the receiving party.

         (b) Noninterference.

         The Buyer and Surge shall not take or omit to take any action that (i) if taken or omitted on or before the date of this Agreement, would make untrue any of the representations and warranties contained in Section 8 of this Agreement, or (ii) would interfere with the Buyer's or Surge's ability to perform or would prevent performance of any of its obligations under this Agreement or any of the other agreements or instruments provided for herein.

         (c) Closing Documents.

         The Buyer and Surge shall execute and deliver all instruments and documents required under Section 17 as a condition subsequent to the Closing hereof and take all action required to carry out the terms of this Agreement and to consummate the transactions contemplated hereby.

         (d) Confidentiality.

         From and after the date of this Agreement until the Effective Date or the termination of this Agreement, the Buyer and Surge and their respective employees and representatives will maintain the confidentiality of all documents and information of a confidential nature disclosed to either of them in the course of their negotiations and the Buyer's and Surge's due diligence review of Seller and will in no event use any such confidential information for any purpose other than for the evaluation of the transactions contemplated herein and in the event of termination of this Agreement will destroy all copies of documentation which Seller may have delivered to Surge or Buyer and will not use any confidential information from the Seller for their own benefit.

         (e) Name Change.

         Surge shall execute and file with the Secretary of State of the State of New York within 3 days following the Effective Date, a Certificate of Amendment of the Certificate of Incorporation changing its name; Surge shall deliver a copy of the filing receipt in connection with such name change to Seller and Seller's counsel.

         (f) Employees.

         All Employees of the Seller employed in connection with the Business shall be terminated effective as of the Closing Date. The Seller shall pay all such employees all compensation earned by them through the Effective Date on or before five (5) business days after the Effective Date. The Buyer shall use its best efforts to hire all of the Seller's employees subject to each such employee complying with customary Surge employee practices.

         Section 12. Conduct of Business Pending The Acquisition

         (a) Conduct of Business by Surge, Seller and Buyer Pending the Acquisition.

         Except as otherwise contemplated by this Agreement, after the date hereof and prior to the Effective Date or earlier termination of this Agreement, unless the parties shall otherwise agree in writing, Surge, the Seller and the Buyer shall each :

             (i) conduct its business in the ordinary and usual course of business and consistent with past practice;

             (ii) not (i) amend or propose to amend its Certificate of Incorporation or Bylaws, (ii) split, combine or reclassify its outstanding capital stock or declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, (iii) spin-off any assets or businesses,
(iv) engage in any transaction for the purpose of effecting a recapitalization of any party or subsidiary, or (v) engage in any transaction or series of related transactions which has a similar effect to any of the foregoing;

             (iii) not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of Surge's capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock or amend or modify the terms and conditions of any of the foregoing, except that in the ordinary course of its business and consistent with its past practices, Surge may issue shares upon exercise of outstanding options or warrants and will notify Seller of any such exercise or conversion promptly;

             (iv) not (i) incur or become contingently liable with respect to any indebtedness for borrowed money, except in the ordinary course of business,
(ii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock, other than as required by the governing terms of such securities,
(iii) take or fail to take any action which action or failure to take action would cause Surge or its shareholders (except to the extent that any shareholders receive cash in lieu of fractional shares) to recognize gain or loss for federal income tax purposes as a result of the consummation of the Acquisition, (iv) make any acquisition of any assets (except in the ordinary course of business) or businesses, (v) sell any assets (except in the ordinary course of business) or businesses, or (vi) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

             (v) use all reasonable efforts to preserve intact its business organization and goodwill, keep available the services of its present officers and key employees, and preserve the goodwill and business relationships with suppliers, distributors, customers, and others having business relationships with Surge or the Seller and not engage in any action, directly or indirectly, with the intent to impact adversely the transactions contemplated by this Agreement;

             (vi) not enter into or amend any employment, severance, special pay arrangement with respect to termination of employment or other similar arrangements or agreements with any directors or officers;

             (vii) not increase the rate of remuneration payable to any of its directors or officers, except in the customary and usual course of business and consistent with past practices, or agree to do so;

             (viii) not adopt, enter into or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, health care, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee or retiree, except in the ordinary and usual course of business, consistent with past practices or as required to comply with changes in applicable law;

             (ix) file with the SEC all forms, statements, reports and documents (including all exhibits, amendments and supplements thereto) required to be filed by it pursuant to the Exchange Act; and

             (x) maintain with financially responsible insurance companies insurance on its tangible assets and its businesses in such amounts and against such risks and losses as are consistent with past practice.

         (b) Certain Actions.

         Except with respect to this Agreement and the transactions contemplated hereby, Surge, Seller and the Buyer shall not, directly or indirectly, solicit any Acquisition Proposal. "Acquisition Proposal" shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving the acquisition of, such party or any of its subsidiaries, or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such party or any of its subsidiaries. Surge, Seller and the Buyer shall not, directly or indirectly, furnish to any third party any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any agreement with respect to, any Acquisition Proposal, but may communicate information about such an Acquisition Proposal to its stockholders if and to the extent that it is required to do so in order to comply with its legal obligations. Surge, Seller and the Buyer, as applicable, shall promptly advise the other parties hereto following the receipt of any Acquisition Proposal and the details thereof, and advise such other parties hereto of any developments with respect to such Acquisition Proposal promptly upon the occurrence thereof. Surge, Seller and the Buyer shall (a) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any person or entity conducted heretofore with respect to any of the foregoing, and (b) direct and use its reasonable efforts to cause all of its investment bankers, financial advisors, attorneys, accountants, consultants or other representatives not to engage in any of the foregoing.

         Section 13 - Additional Agreements

         (a) Issuance of Surge Securities, Registration.

             (i) The Surge Class A Preferred Stock and Surge Class B Common Stock (including all shares issuable upon conversion of the Surge Class A Preferred Stock and Class A Warrants) to be issued pursuant to this Agreement and the Acquisition will be registered on an S-4 (or such successor form) registration statement on or before the Effective Date.

             (ii) The Orbit Options described in Section 3(f)(iv), including all shares issuable upon exercise of all of such options will be registered at the same time as well as the Employee Option Pool described in Section 13(o) below on an S-8 (or such successor form) registration statement, immediately following the Effective Date.

         (b) Nasdaq Compliance.

         Surge shall use its best efforts to obtain a written ruling from The Nasdaq Stock Market, Inc. ("Nasdaq") that Marketplace Rule 4330(f) will not apply to the Acquisition. In the event that such rule does apply, the Seller shall comply with all applicable requirements for initial inclusion of the Class B Common Stock on the NASDAQ Small Cap Market or AMEX as a condition to Post-Closing Compliance.

         (c) Stockholders' Meetings.

         Subject to applicable law, each of Surge and the Seller, through their respective Boards of Directors, shall, in accordance with applicable law and subject to the fiduciary duties of their respective Boards of Directors under applicable law as determined by such directors in good faith after consultation with and based upon the advice of outside counsel: (a) jointly prepare a joint Proxy Statement/Prospectus for use in connection with obtaining the requisite stockholder approvals and the issuance of the Surge Securities pursuant to the Acquisition; (b) duly call, give notice of, convene and hold a special meeting (the "Special Meeting") of its respective stockholders as soon as practicable for the purpose (in the case of Seller), of approving as required by Nevada Business Corporation Law, the Acquisition, this Agreement and the transactions contemplated hereby (the "Seller Shareholder Approval") or in the case of Surge, of approving as required by the New York Law the Acquisition, this Agreement (including the transactions contemplated hereby), the Certificate of Amendment to the Certificate of Incorporation and the authorization and issuance of Class B Common Stock in connection with the Acquisition (the "Surge Stockholder Approval" and together with Seller Shareholder Approval, the "Stockholder Approvals"); and (c) include in the Proxy Statement/Prospectus for use in connection with the Special Meeting of each of Surge and the Seller the recommendation of their respective Boards of Directors that stockholders vote in favor of Surge Stockholder Approval or the Seller Stockholder Approval, as the case may be. Surge and the Seller will use commercially reasonable efforts to cause the Special Meetings to occur as soon as practicable after the date hereof.

         (d) Access to Surge/Seller Information.

         Subject to any applicable contractual confidentiality obligations (which Surge and the Seller shall use their best efforts to cause to be waived), Company and Seller shall afford each other and their respective accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Date to (a) all of their respective properties, books, contracts, agreements and records, and (b) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of Company and the Seller, as applicable, as may be reasonably requested.

         (e) Confidentiality.

         Each of the parties hereto hereby agrees to maintain the confidentiality of the information obtained in any investigation pursuant to
Section 13(d), or pursuant to the negotiation of this Agreement, in accordance with the provisions of the Confidentiality Agreement between Surge and the Seller dated as of September 23, 1999.

         (f) Public Disclosure.

         No disclosure (whether or not in response to an inquiry) of the existence or nature of this Agreement shall be made by any party hereto unless approved in writing by duly authorized officers of both Surge and the Seller prior to release, provided that such approval shall not be unreasonably withheld and subject in any event to Surge's and Seller's obligations to comply with applicable securities laws and NASDAQ or such other stock market regulations as applicable, in order to satisfy the listing and disclosure requirements of all such exchanges or markets where Surge's securities are listed.

         (g) Reasonable Efforts/Consents.

         Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use its reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.

         (h) Notification of Certain Matters.

         Seller shall give prompt notice to Surge, and Surge shall give prompt notice to the Seller, of (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the Seller, Surge or the Buyer, respectively, contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Date except as contemplated by this Agreement (including the schedules of the Seller hereto), and (b) any failure of the Seller, Surge or the Buyer, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 13(h) shall not limit or otherwise affect any remedies available to the party receiving such notice.

         (i) Affiliate Agreement.

         Schedule 13(i) hereto sets forth those persons who, in the Seller's reasonable judgment, are "affiliates" of the Seller within the meaning of Rule

145 (each such person an "Affiliate") promulgated under the Act ("Rule 145"). The Seller shall provide Surge such information and documents as Surge shall reasonably request for purposes of reviewing such list. The Seller has delivered or shall cause to be delivered to Surge prior to the Closing Date from the Seller's Affiliates an executed affiliate agreement substantially in the form attached hereto as Exhibit 13(i) (the "Affiliate Agreement"). Surge shall be entitled to place appropriate legends on the certificates evidencing any Surge Class A Preferred Stock and Class B Common Stock to be received by Affiliates of the Seller pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for Surge Securities consistent with the terms of such Affiliate Agreement.

         (j) Blue Sky Laws.

         Surge shall take such steps as may be necessary to comply with the securities and Blue Sky Laws of all jurisdictions which are applicable to the issuance of the Surge Securities pursuant hereto. The Seller shall use its best efforts to assist Surge as may be necessary to comply with the securities and Blue Sky Laws of all jurisdictions which are applicable in connection with the issuance of Surge Securities pursuant hereto.

         (k) Corrections to the Proxy Statement/Prospectus.

         Prior to the date of the Stockholder Approvals, each of Surge, the Seller and the Buyer shall correct promptly any information provided by it to be used specifically in the Proxy Statement/Prospectus or relating to it and incorporated by reference into the Proxy Statement/Prospectus that shall have become false or misleading in any material respect and shall take all steps necessary to make any requisite filings and have declared effective or cleared any amendment or supplement to the Proxy Statement/Prospectus so as to correct the same and to cause the Proxy Statement/Prospectus as so corrected to be disseminated to the stockholders of the Seller and Surge, in each case to the extent required by applicable law.

         (l) Shareholder Rights Protection Plan.

         At or prior to the Effective Date, Surge shall amend its Shareholder Protection Rights Plan, as provided therein, to exclude the Acquisition.

         (m) Indemnification and Insurance.

             (i) Surge and the Seller agree that all rights to indemnification existing in favor of the present or former directors, officers and employees of the Seller (as such) or any of its subsidiaries or present or former directors of the Seller or any of its subsidiaries serving or who served at the Seller's or any of its subsidiaries' request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, as provided in the Seller's Certificate of Incorporation or Bylaws, or the Certificate of Incorporation or Bylaws (or similar governing documents) of any of the Seller's subsidiaries and any indemnification agreements as in effect as of the date hereof with respect to matters occurring at or prior to the Effective Date shall survive the Acquisition and shall continue in full force and effect and without modification (other than modifications which would enlarge the indemnification rights) for a period of not less than the statute of limitations applicable to such matters, and Surge shall comply fully with its obligations hereunder and thereunder.

             (ii) The officers and directors of Surge and the Buyer after the Effective Date shall amend the Seller's liability insurance to have Surge assume the payment of all premiums for such insurance and to include the officers and directors of Seller set forth on Schedule 13(m) hereto. Notwithstanding the foregoing, Seller shall have obtained directors' and officers' liability insurance, reasonably satisfactory to Surge, to cover all claims made for matters which arise before the Effective Date.

             (iii) In the event Surge or the Buyer or any of their respective successors or assigns (i) consolidates with or merges into any other entity and is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person or entity, proper provisions shall be made so that the successors and assigns of Surge or the Buyer, as appropriate, assume the obligations set forth in this Section 13(m).

         (n) Change in Name.

         Simultaneously with the Acquisition, Surge shall amend its Certificate of Incorporation to change its name to one mutually acceptable to Seller and Surge. Prior to such name change, Surge shall take such actions and execute, deliver and file such documents as are necessary to effect the name change, including, but not limited to, obtaining approval from Surge's Board of Directors and stockholders, filing a certificate of amendment to Surge's Certificate of Incorporation with the Secretary of State of the State of New York, obtaining a new trading symbol and making the requisite filings with and/or obtaining the requisite approvals from the SEC and the Nasdaq Stock Market or AMEX.

         (o) Employee Option Pool.

         Subject to Surge Stockholder Approval, Surge shall establish after the Acquisition an employee option pool representing not more than twenty percent (20%) of Surge's outstanding Class A Common Stock, which shall be managed by the Compensation Committee of Surge which shall grant all Stock Options to Surge Employees. The Surge Common Stock underlying the options issued under said stock option plan shall be registered for resale as soon as possible following the Effective Date on a Form S-8 Registration Statement filed with the SEC.

         Section 14. Conditions Precedent to the Buyer's and Surge's Obligations. The obligations of the Buyer and Surge under this Agreement are subject to the following conditions (any of which may be waived in writing in whole or in part by the Buyer or Surge) both at the Closing and Effective Dates:

         (a) Representations and Warranties True.

         There shall not have been any breach of the representations, warranties, covenants and agreements of the Seller contained in this Agreement or the Schedules hereto and all such representations and warranties shall be true at all times, except to the extent that any such representation or warranty is expressly stated to be true as of time other than the Closing and Effective Date.

         (b) Agreements and Covenants.

         The Seller shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it. All documents and instruments required in connection with this Agreement shall be reasonably satisfactory in form and substance to the Buyer and Surge.

         (c) Officer's Certificate.

         The Buyer shall have received certificates signed by the Seller, certifying that the conditions specified in subsections (a) and (b) above have been fulfilled.

         (d) No Material Adverse Change.

         The Buyer shall have received certificates signed by the Seller, certifying that there has been no material adverse change in the Assets since the Balance Sheet Date.

         (e) Consents.

         The Seller shall have obtained and delivered to the Buyer any required consents or approvals of any other third parties whose consent is required to the transactions contemplated hereunder.

         (f) Legal Opinion.

         The Buyer shall have received a written opinion of counsel for the Seller dated as of the Closing Date and Effective Date in the form of Exhibit 14(f) hereto.

         (g) Bill of Sale.

         The Buyer shall have received a bill of sale or bills of sale and documentation and such other good and sufficient instruments of transfer and conveyance as, in the reasonable opinion of counsel to the Buyer, shall be effective to vest in the Buyer good and valid title to the Assets, as herein provided.

         (h) Fairness Opinion.

         Surge shall have received from a recognized investment banking or valuation firm reasonably acceptable to Seller an opinion to the effect that the Acquisition is appropriate for Surge and its public shareholders from a financial point of view, and such opinion shall not have been withdrawn or modified in any material adverse respect as of the Effective Date. Surge shall not be obligated to incur any expense in obtaining such fairness opinion until the repayment of the Bridge Loan described in Section 3(h) above and the delivery of Updated Seller Financials described in Section 7(f) above.

         (i) Nasdaq Compliance.

         Surge and Seller will have to comply with Nasdaq Marketplace Rule 4330(f), and Surge will have to comply with all applicable requirements for initial inclusion of the post-merger Surge Class A Common Stock and Class B Common Stock under the Nasdaq Marketplace Rules (or on the AMEX, if applicable). To the extent that operation of the Nasdaq Marketplace Rules (or AMEX listing rules, if applicable) preclude meeting any particular requirements until the Acquisition is consummated, the Seller shall demonstrate to Surge's satisfaction that the post-Acquisition Surge and the Surge Class A Common Stock and Class B Common Stock will meet all such applicable requirements.

         (j) Representations and Warranties.

         The representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects on and as of the date made and the Closing Date, except for changes contemplated by this

Agreement (including the schedules of the Seller) and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Closing Date and Effective Date, except, in all such cases, for such breaches, inaccuracies or omissions of such representations and warranties which have neither had nor reasonably would be expected to have a Material Adverse Effect on the Seller; and Surge and the Buyer shall have received a certificate to such effect signed on behalf of the Seller by the President of the Seller. "Material Adverse Effect" on a party shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of such party and its subsidiaries, taken as a whole, or (ii) the ability of such party to perform its obligations under this Agreement or to consummate the Acquisition or the other transactions contemplated by this Agreement, provided that "Material Adverse Effect" shall not be deemed to include the impact of (1) changes in laws of general applicability or interpretations thereof by courts or governmental authorities, (2) changes in GAAP, (3) actions and omissions of a party (or any of its subsidiaries) taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, and (4) the direct effects of compliance with this Agreement on the operating performance of the parties, including expenses incurred by the parties in consummating the transactions contemplated by this Agreement;

         (k) Agreements and Covenants.

         The Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date and Effective Date, and Surge and the Buyer shall have received a certificate to such effect signed by the President of the Seller;

         (l) Comfort Letters.

         Surge shall have received "comfort" letters from Infante Lago & Company, independent public accountants for the Seller (or such other independent accounting firm reasonably acceptable to Surge), dated the effective date of the Proxy Statement/Prospectus and the Effective Date (or such other date reasonably acceptable to Surge) with respect to certain financial statements and other financial information included in the Proxy
Statement/Prospectus in customary form;

         (m) Updated Financial Statements.

         Surge shall have received from the Seller Updated Seller Financial Statements described in Section 7(f) above, in form and substance satisfactory to Surge;

         (n) Affiliate Agreements.

         Each of the parties identified by the Seller as being one of its Affiliates shall have delivered an executed Affiliate Agreement in substantially the form of Exhibit 13(i) which shall be in full force and effect;

         (o) Employment Agreements.

         Each of the persons listed on Schedule 3(d)(i) hereto shall have executed and delivered to Surge employment agreements in substantially the form of Exhibit 3(d)(1) attached hereto or Surge shall have assumed the existing employment agreements of all executive officers of Seller;

         (p) Due Diligence.

         Surge shall have concluded its due diligence of the Seller with results, in the sole discretion of the Board of Directors of Surge, satisfactory to it; and

         (q) Additional Certificates.

         Seller shall have furnished to Surge such additional certificates, opinions and other documents as Surge may have reasonably requested as to any of the conditions set forth in this Section 14(q).

         (r) Certificates, etc.

         The Buyer shall have received originals or certified copies, reasonably satisfactory in form and substance to the Buyer, of all such corporate documents of the Seller as the Buyer shall reasonably require, including without limitation the following:

             (i) the Certificate of Incorporation of the Seller and all amendments thereto and restatements thereof certified as of a recent date by the Secretary of State of the State of Nevada;

             (ii) the By-laws of the Seller and all amendments thereto and restatements thereof certified as of the Closing Date by an officer of the Seller;

             (iii) certificate of existence of the Secretary of State of the State of Nevada, certifying as of a recent date that the Seller exists under the laws of its state of incorporation;

             (iv) The Buyer shall have received certified resolutions of the Seller's Board of Directors authorizing the execution and delivery of this Agreement, the transactions contemplated by this Agreement and of the performance of the obligations of the Seller under this Agreement and such other instruments and agreements, and evidencing the authority of each person executing this Agreement and such other instruments and agreements on behalf of each of them to do so, certified as of a recent date by each Secretary or another officer of the Seller and Surge, as the Seller and Surge may reasonably request; and

             (v) The Buyer shall have received a Certificate of Incumbency identifying the officers and directors of the Seller immediately before the Closing Date and the Effective Date.

         (s) Non-Competition Agreements.

         The Buyer shall have received from each of the persons no longer employed by the Seller and listed on Schedule 14(s), a Non-Competition Agreement in the form of Exhibit 14(s) attached hereto. Such Agreement shall be reasonably satisfactory in form and substance to counsel for the Buyer.

         (t) Other Documents.

         The Buyer shall have received all documents required to be delivered to the Buyer under any other provision of this Agreement.

         (u) Escrow Agreement.

         Delivery to Surge of the Escrow Agreement anticipated by Section 3(b), executed by all parties thereto.

         Section 15. Condition of Assets.

         Except as otherwise provided herein, the Fixed Assets will be sold Aas is, where is and with all faults."

         Section 16. Risk of Loss; Damage to or Destruction of Assets.

         Seller assumes all risks and liability for damage or injury occurring to the Assets by fire, storm, accident, or other casualty until the Effective Date has been consummated. If the Assets sustain major or material damage during the period from and after the date hereof and prior to the Effective Date caused by fire or other casualty, either Seller or Buyer may respectively elect to terminate this Agreement by written notice to the other within fifteen (15) days after notice of such event, or at Effective Date, whichever is earlier. If neither Seller nor Buyer so elects pursuant to this Section 16 to terminate its obligations under this Agreement, the Effective Date will take place as provided herein without abatement of the Purchase Price and Seller will have no obligation of repair or replacement.

         Section 17. Conditions Precedent to the Seller's Obligations.

         The obligations of the Seller to consummate the Acquisition and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing Date and Effective Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Seller:

         (a) Representations and Warranties True.

         The representations and warranties of Surge and the Buyer contained in this Agreement shall be true and correct in all material respects on and as of the date made, the Closing Date and Effective Date, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Closing Date and Effective Date.

         (b) Agreements and Covenants.

         Surge and the Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date and Effective Date, and the Seller shall have received a certificate to such effect signed by the Chief Executive Officer or President of each of Surge and the Buyer;

         (c) Compliance Certificates.

         The Seller shall have received certificates dated the Closing Date and the Effective Date and signed by the Buyer and Surge, certifying that the conditions specified in subsections (a) and (b) above have been fulfilled.

         (d) Legal Opinion.

         The Seller shall have received a legal opinion from Snow Becker Krauss P.C., counsel to Surge and the Buyer, in substantially the form attached hereto as Exhibit 17(d);

         (e) Comfort Letters.

         The Seller shall have received "comfort" letters from Seligson & Giannattasio, independent public accountants for Surge, dated the effective date of the Proxy Statement/Prospectus and the Effective Date (or such other date reasonably acceptable to the Seller) with respect to certain financial statements and other financial information included in the Proxy
Statement/Prospectus in customary form;

         (f) No Material Adverse Change.

         Since December 1, 1998, no event shall have occurred that would constitute a Material Adverse Effect to Surge;

         (g) Nasdaq SmallCap Listing.

         Surge's capital stock shall be listed for trading on the Nasdaq SmallCap Market or AMEX and the Class B Common Stock to be issued in connection with the Acquisition shall have been authorized for listing on the Nasdaq SmallCap Market or AMEX upon official notice of issuance.

         (h) Employment Agreements.

         Surge shall have executed and delivered to Ira Levy and Steven Lubman amended employment agreements substantially in the form of Exhibit 3(d)(2) attached hereto and in accordance with the provisions of a letter agreement dated October 8, 1999, and Surge shall have assumed any existing employment agreements to which the Seller is a party;

         (i) Due Diligence.

         The Seller shall have conducted its due diligence of Surge and the Buyer with results, in the sole discretion of the Board of Directors of the Seller, satisfactory to it;

         (j) Additional Certificates.

         Surge and the Buyer shall have furnished to the Seller such additional certificates, opinions and other documents as the Seller may have reasonably requested as to any of the conditions set forth in this Section 17(j).

         (k) Payment of Purchase Price.

         At the Closing, the Seller shall have received the Purchase Price as set forth in Section 2 hereof.

         (l) Board Resolutions.

         The Seller shall have received copies of the minutes and resolutions of the Board of Directors of the Buyer and Surge showing the authorization and approval by such Boards of the execution and delivery by the Buyer and Surge to the Seller of this Agreement and the agreements and instruments provided for herein and of the performance of the obligations of the Buyer and Surge under this Agreement and such other instruments and agreements, and evidencing the authority of each person executing this Agreement and such other instruments and agreements on behalf of each of them to do so, certified as of a recent date by each Secretary or another officer of the Buyer and Surge, as the Seller may reasonably request.

         (m) Certificate of Incumbency.

         The Seller shall have received a certificate of incumbency identifying the officers and directors of the Buyer and Surge immediately before the Closing Date and the Effective Date.

         (n) Other Documents.

         The Seller shall have received all documents required to be delivered to the Seller under any other provision of this Agreement.

         (o) Escrow Agreement.

         Delivery to Seller of the Escrow Agreement anticipated by Section 3(b), executed by all parties thereto.

         (p) Fairness Opinion.

         Seller shall have received from a recognized investment banking or valuation firm reasonably acceptable to Surge an opinion to the effect that the Acquisition is appropriate for Seller and its public shareholders from a financial point of view, and such opinion shall not have been withdrawn or modified in any material adverse respect as of the Effective Date.

        Section 18. Conditions Precedent to Obligations of Both Seller and
Buyer.

         The obligations of both the Seller and the Buyer to complete this transaction shall be subject to the fulfillment at or prior to the Effective Date of the following conditions:

         (a) No Injunctions.

         No action or proceeding shall have been instituted or threatened by any public authority or private person prior to the Effective Date before any court or administrative body to restrain, enjoin or otherwise prevent the consummation of this transaction or to recover any damages or obtain other relief as a result of this transaction.

         (b) Consents.

         Any consent to the transaction considered by the Seller, Surge or the Buyer to be necessary or advisable under any agreement or contract, the withholding of which might have, in the judgment of the Seller, Surge or the Buyer, a material adverse effect on the financial condition of the Business, shall have been obtained.

         Section 19. Status of Schedules and Exhibits as of Signature Date.

         (a) The parties each acknowledge and agree that as of the date this Agreement is executed and delivered, none of the Schedules or Exhibits to this Agreement have been prepared, delivered, reviewed, or approved by the parties or their respective counsel. In addition to and without in any way limiting, any other express and implied condition precedent to the obligations of any of the parties under this Agreement, the obligations of each of the parties under this Agreement are hereby made subject to and contingent upon the following:

             (i) The preparation, delivery, and approval by the parties of all of the Schedules described in this Agreement;

             (ii) The preparation, delivery, and approval by the parties of all of the Exhibits to this Agreement; and

             (iii) All other express and implied conditions precedent to the obligations of the parties under this Agreement shall have been satisfied or waived at or prior to the Effective Date.

         (b) In addition, notwithstanding any other term, condition, covenant, or provision of this Agreement or of any Other Agreement, the parties have not made, and shall not be deemed to have made by their execution and delivery of this Agreement, any representation or warranty with respect to any:

             (i) Schedule described in this Agreement;

             (ii) Exhibit to this Agreement;

             (iii) Document or state of facts pertaining to any Schedule or Exhibit to this Agreement; or

             (iv) The intended contents to any document or state of facts pertaining to any Schedule or Exhibit to this Agreement.

         Any representations or warranties with respect to those matters or items shall be made (unless waived or amended) only as of the Effective Date, and only with respect to the Schedules and Exhibits attached to this Agreement as of the Effective Date.

         Section 20. Termination, Amendment and Waiver

         (a) Termination. This Agreement may be terminated and the Acquisition abandoned at any time prior to the Effective Date, whether before or after the Stockholder Approvals are obtained:

             (i) by mutual consent of the Seller and Surge;

             (ii) by Surge or the Seller if (i) the Effective Date has not occurred by March 31, 2000 (provided that the right to terminate this Agreement under this clause 20(a)(ii) shall not be available to any party whose willful failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Effective Date to occur on or before such date); (ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Acquisition; (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Acquisition by any governmental entity that would make consummation of the Acquisition illegal; or (iv) if any of the conditions precedent to the Effective Date set forth in this Agreement have not been met and have not been waived in writing by the party whose consent is required.

             (iii) by Surge or the Seller if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Acquisition, by any governmental entity, which would: (i) prohibit Surge's or the Seller's ownership or operation of any portion of the business of the Seller or Surge; or (ii) compel Surge or the Seller to dispose of or hold separate, as a result of the Acquisition, any material portion of the business or assets of the Seller or Surge;


             (iv) by Surge if it is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Seller and as a result of such breach the conditions set forth in Section 14(a) or Section 14(b), as the case may be, would not then be satisfied; provided, however, that if such breach is curable by the Seller within ten (10) days after the giving of written notice by Surge of such breach through the exercise of the Seller's reasonable best efforts, then for so long as the Seller continues to exercise such reasonable best efforts Surge may not terminate this Agreement under this Section 20(a)(iv) unless such breach is not cured within ten (10) days (but no cure period shall be required for a breach which by its nature cannot be cured);

             (v) by the Seller if it is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Surge or the Buyer and as a result of such breach the conditions set forth in Section 17(a) or Section 17(b), as the case may be, would not then be satisfied; provided, however, that if such breach is curable by Surge or the Buyer within ten (10) days after the giving of written notice by the Seller of such breach through the exercise of Surge's or the Buyer's reasonable best efforts, then for so long as Surge or the Buyer continues to exercise such reasonable best efforts the Seller may not terminate this Agreement under this
Section 20(a)(v) unless such breach is not cured within ten (10) days (but no cure period shall be required for a breach which by its nature cannot be cured);

             (vi) by Surge if the Seller fails to recommend to its shareholders through its Board of Directors the approval of the transactions contemplated by this Agreement, or withdraws such recommendations, or if the required approvals of the shareholders of the Seller contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote upon a vote taken at a meeting of shareholders duly convened therefor or at any adjournment thereof,

             (vii) by the Seller if Surge fails to recommend to its stockholders through its Board of Directors the approval of the transactions contemplated by this Agreement, or withdraws such recommendation, or if the required approvals of the stockholders of the Surge contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote upon a vote taken at a meeting of stockholders duly convened therefor or at any adjournment thereof, or

             (viii) by Surge or the Seller upon execution prior to the Effective Date of a definitive agreement in connection with an Acquisition Proposal as contemplated in Section 12(b).

         Where action is taken to terminate this Agreement pursuant to this
Section 20(a), it shall be sufficient for such action to be authorized by the Board of Directors (as applicable) of the party taking such action.

         (b) Automatic Termination.

         Anything to the contrary notwithstanding, this Agreement will be automatically terminated if Surge does not receive the appropriate approval (as required by New York law) of its stockholders for any or all of the following:

         To amend its Certificate of Incorporation to change Surge's name to a name mutually acceptable to Seller;

         To authorize the registered number of shares of Class A Common Stock, Class B Common Stock and Class A Preferred Stock;

         To issue the requisite number of shares of Class B Common Stock;

         The Acquisition; and/or

         This Agreement.

         (c) Effect of Termination.

         In the event of termination of this Agreement as provided in Section 20(a), this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Surge, the Buyer or the Seller, or their respective officers, directors or stockholders, provided that each party shall remain liable for any breaches of this Agreement prior to its termination; and provided further that, the provisions of this Section 20(c) and Sections 13(e), 13(f), 13(m), 23 and 24 of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

         (d) Amendment.

         Except as is otherwise required by applicable law, this Agreement may be amended by the parties hereto at any time only by execution of an instrument in writing signed on behalf of each of the parties hereto.

         (e) Extension, Waiver.

         At any time prior to the Effective Date, Surge and the Buyer, on the one hand, and the Seller, on the other, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and
(c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

         Section 21. Bulk Sale Act. The Seller and the Buyer agree to waive compliance with all applicable State Bulk Sales Acts and the rules and regulations promulgated thereunder. However, the Seller shall indemnify and hold harmless the Buyer for any losses or expenses incurred by the Buyer as a result of such waiver of compliance with such Bulk Sales Acts.

         Section 22. Orderly Transfer. The Seller shall, and hereby agrees to, cooperate with the Buyer and Surge in all reasonable ways, at no direct or indirect cost to the Seller, in effecting any orderly transfer to the Buyer of the Assets to be acquired by the Buyer hereunder.

         Section 23. Expenses. Each party hereto shall pay its own expenses and fees incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby, except as hereinafter described. Notwithstanding the foregoing, the costs of the fairness opinions for both Seller and Surge and the Joint Proxy Statement/Prospectus shall be divided in half between the Seller and Surge.

         Section 24. General Provisions

         (a) Notices.

         All notices and other communications hereunder shall be in writing, shall be effective when received, and shall in any event be deemed to have been received (a) when delivered, if delivered personally or by commercial delivery service, (b) five (5) business days after deposit with U.S. Mail, if mailed by registered or certified mail (return receipt requested), (c) one (1) business day after the business day of deposit with Federal Express or similar nationally recognized overnight courier for next day delivery (or, two (2) business days after such deposit if deposited for second business day delivery), if delivered by such means, or (d) one (1) business day after delivery by facsimile transmission with copy by U.S. Mail, if sent via facsimile plus mail copy (with acknowledgment of complete transmission), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         if to the Seller, to:

                  Global Datatel, Inc.
                  3333 Congress Avenue, Suite 404
                  Delray Beach, FL 33445
                  Attention: Richard Baker, President
                  Telephone:     (561) 276-8260
                  Facsimile No.: (561) 276-7960
         with a copy to:

                  Sonnenblick Parker & Selvers, P.C.
                  4400 Route 9
                  South Freehold, NJ 07728
                  Attention: Gerald Silvers, Esq.
                  Telephone: (732) 431-1234
                  Facsimile: (732) 431-3994

         if to Surge or the Buyer, to:

                  Surge Components, Inc.
                  1016 Grand Avenue
                  Deer Park, New York 11729-0125
                  Attention: Ira Levy, President
                  Telephone No.: (516) 595-1818
                  Facsimile No.: (516) 242-6932

         with a copy to:

                  Snow Becker Krauss P.C.
                  605 Third Avenue
                  New York, New York 10158
                  Attention: Elliot Lutzker, Esq.
                  Telephone No.: (212) 455-0322
                  Facsimile No.: (212) 949-7052

         (b) Interpretation.

         The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The word "agreement" when used herein shall be deemed in each case to mean any contract, commitment or other agreement, whether oral or written, that is legally binding. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

         (c) Counterparts.

         This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

         (d) Entire Agreement.

         This Agreement, the Schedules and Exhibits hereto, and the documents and instruments and other agreements among the parties hereto referenced herein:
(a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, including but not limited to, the Merger Agreement and Plan or Reorganization dated as of October 8, 1999, and (b) are not intended to confer upon any other person any rights or remedies hereunder.

         (e) Severability.

         In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

         (f) Other Remedies.

         Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

         (g) Specific Performance.

         The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         (h) Governing Law.

        This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, provided that issues involving the corporate governance of any of the parties hereto shall be governed by their respective jurisdictions of incorporation. Each of the parties hereto agrees that process may be served upon them in any manner authorized by the laws of the State of New York, and that such process may be served outside the state of New York, for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

         (i) Rules of Construction.

         The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

         (j) Assignment.

         No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         (k) Absence of Third Party Beneficiary Rights.

         No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, partner of any party hereto or any other person or entity unless specifically provided otherwise herein.

         (l) Mediation and Arbitration.

         If any dispute, controversy or claim arises in connection with the performance or breach of this Agreement between the parties, a party hereto may, upon written notice to the other parties, request facilitated negotiations. Such negotiations shall be assisted by a neutral facilitator acceptable to all parties and shall require the best efforts of the parties to discuss with each other in good faith their respective positions and, respecting their different interests, to finally resolve such dispute.

         A party may disclose any facts to the other parties or to the facilitator which such party believes, in good faith, to be necessary to resolve the dispute. All such disclosures shall be deemed in furtherance of settlement efforts and thus confidential. Except as agreed to by all parties, the facilitator shall keep confidential all information disclosed during the negotiations. The facilitator shall not act as a witness for either party in any subsequent arbitration between the parties. Such facilitated negotiations shall conclude within sixty days from receipt of the written notice, unless extended by mutual consent of the parties. The costs incurred by each party in such negotiations shall be borne by it. Any fees or expenses of the facilitator shall be borne equally by all parties.

        If any dispute, controversy or claim arises in connection with the performance or breach of this Agreement which cannot be resolved by facilitated negotiations, then such dispute, controversy or claim shall be settled by arbitration in accordance with the laws of the State of New York and then current Commercial Arbitration Rules of the American Arbitration Association, except that no pre-hearing discovery will be permitted unless specifically authorized by the arbitration panel. The confidentiality provisions applicable to facilitated negotiations shall also apply to arbitration.

         The award issued by the arbitration panel may be confirmed in a judgment by any federal or state court of competent jurisdiction. All reasonable costs of both parties, as determined by the arbitration panel, including (i) the fees and expenses of the American Arbitration Association and of the arbitration panel, and (ii) the costs, including reasonable attorneys' fees, incurred to confirm the award in court, shall be borne entirely by the non-prevailing party (to be designated by the arbitration panel in the award) and may not be allocated between the parties by the arbitration panel.

         (m) Disclosure.

         Disclosure on one schedule, attachment or document provided pursuant to any paragraph or subparagraph of this Agreement shall be deemed disclosure under any other applicable paragraph or subparagraph of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Acquisition Agreement and Plan of Reorganization to be signed by their duly authorized respective officers, all as of the date first written above.

                              SELLER:

                              GLOBAL DATATEL, INC.



                              By: /s/ Richard Baker
                                  ----------------------------------------
                                  Richard Baker, President


                              SURGE COMPONENTS, INC.



                              By: /s/ Ira Levy
                                  ----------------------------------------
                                  Ira Levy, President


                              BUYER:

                              GDIS ACQUISITION CORP.



                              By: /s/ Ira Levy
                                  ----------------------------------------
                                  Ira Levy, President